Filed Pursuant to Rule 424(b)(2)
Registration No. 333-221344

Subject to Completion
Preliminary Prospectus Supplement dated June 22, 2020

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor do they seek offers to buy those securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT
(to prospectus dated November 3, 2017)
$

Arch Capital Group Ltd.
$ % Senior Notes due 2030
$ % Senior Notes due 2050

Arch Capital Group Ltd. (the “issuer”) is offering $    million aggregate principal amount of    % senior notes due 2030 (“2030 notes”) and $     million aggregate principal amount of     % senior notes due 2050 (“2050 notes” and, together with the 2030 notes, the “notes”). The issuer will pay interest on the notes on    and    of each year, beginning on    , 2020. The issuer may redeem some or all of the notes at any time at the redemption prices described under the caption “Description of Notes—Optional Redemption.” The issuer may also redeem all of the Notes under the circumstances described under the heading “Description of Notes—Redemption for Tax Purposes.” Notwithstanding the foregoing, the notes will not be redeemable at any time, including at any applicable maturity date, unless the Conditions to Redemption (as defined herein) have been satisfied and will continue to be satisfied immediately before or after giving effect to the redemption of such notes, unless, in each case, the issuer replaces the capital represented by the notes to be redeemed with capital having equal or better capital treatment as the notes under the Group Rules (as defined herein). The maturity date of the notes may be deferred in certain circumstances as described under the caption “Description of Notes—Principal and Interest.”
The notes will be senior unsecured obligations of the issuer and will rank equally with any of the issuer’s unsecured and unsubordinated indebtedness. The issuer does not intend to apply for listing of the notes on any national securities exchange or quotation on any automated quotation system.
An investment in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement to read about important factors you should consider before investing in the notes.

None of the Securities and Exchange Commission, the Bermuda Monetary Authority, the Registrar of Companies in Bermuda, or any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)		Underwriting discounts		Proceeds, before expenses, to issuer(1)
	Per note	Total	Per note	Total	Per note	Total
2030 notes	%		%		%
2050 notes	%		%		%
Combined total		$—		$—		$—
____________________

(1)	Plus accrued interest, if any, from , 2020 if settlement occurs after that date.
The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”) against payment in New York, New York on or about     , 2020.

Joint Book-Running Managers
Wells Fargo Securities	BofA Securities	Credit Suisse	J.P. Morgan	Lloyds Securities
Sole Structuring Agent to the Issuer

The date of this prospectus supplement is , 2020.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, including risk factors and material tax considerations, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein in making your investment decision. To fully understand this offering, you should also read all of these documents, including our Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Form 10-K”) and our quarterly report on Form 10-Q for the quarter ended March 31, 2020 (“2020 First Quarter Form 10-Q”) and the other documents referred to under the caption “Where You Can Find Additional Information” in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus supplement and in the accompanying prospectus, except as otherwise noted or the context requires otherwise: (a) “ACGL” or “issuer” refers to Arch Capital Group Ltd., (b) “Arch Finance” refers to our 100% owned U.S. subsidiary, Arch Capital Finance LLC, (c) “we,” “us,” “our,” “Arch” and “the Company” refer to ACGL and its subsidiaries, (d) “Arch Re Bermuda” refers to our wholly owned Bermuda reinsurance subsidiary, Arch Reinsurance Ltd., (e) “Arch Re U.S.” refers to our wholly owned U.S. reinsurance subsidiary, Arch Reinsurance Company, (f) “Arch Insurance Europe” refers, collectively, to the U.K. insurance operations of Arch Insurance Company (Europe) Limited (“Arch Insurance Company Europe”) and the managing agent and syndicate at Lloyd’s of London, (g) “Arch Mortgage” refers to Arch Mortgage Insurance Designated Activity Company, (h) “Arch Insurance Canada” refers to our wholly owned Canadian insurance subsidiary, Arch Insurance Canada Ltd. and (i) “Arch MI U.S.” refers to our wholly owned U.S. mortgage insurance subsidiary, Arch Mortgage Insurance Company.
NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA AND IN THE UNITED KINGDOM
None of this prospectus supplement, the accompanying prospectus nor any related free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) or the United Kingdom will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State or the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Prohibition of Sales to EEA and United Kingdom Retail Investors —The notes are not intended to be offered, sold or otherwise made available to and should not be offered sold or otherwise made available to any retail investor in the EEA or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a Qualified Investor. Consequently no key information document required by Regulation (EU) No. 1286/2014, (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

When used in relation to the United Kingdom, references to Regulations or Directives in this prospectus supplement means those Regulations or Directives as they form part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in United Kingdom domestic law, as appropriate.
The above selling restriction is in addition to any other selling restrictions set out below and elsewhere in this prospectus supplement and the accompanying prospectus.
NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (“FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.
The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.
The permission of the BMA is required, under the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the BMA has granted a general permission. The BMA, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities, other than “Equity Securities” (as defined by the BMA for exchange control purposes), of a Bermuda company from and/or to a non-resident of Bermuda. In granting the general permission the BMA accepts no responsibility for the financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement or accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY
This summary is not complete and does not contain all the information you should consider. You should read this entire prospectus supplement and the accompanying prospectus carefully, including without limitation, the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Arch Capital Group Ltd.
Arch Capital Group Ltd. is a Bermuda exempted company limited by shares with approximately $13.10 billion in capital at March 31, 2020 and, through operations in Bermuda, the United States, Europe, Canada, Australia and Hong Kong writes insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries. While we are positioned to provide a full range of property, casualty and mortgage insurance and reinsurance lines, we focus on writing specialty lines of insurance and reinsurance.
The worldwide property casualty insurance and reinsurance industry is highly competitive and has traditionally been subject to an underwriting cycle in which a hard market (high premium rates, restrictive underwriting standards, as well as terms and conditions, and underwriting gains) is eventually followed by a soft market (low premium rates, relaxed underwriting standards, as well as broader terms and conditions, and underwriting losses). Property casualty market conditions may affect, among other things, the demand for our products, our ability to increase premium rates, the terms and conditions of the insurance policies we write, changes in the products offered by us or changes in our business strategy.
The financial results of the property casualty insurance and reinsurance industry are influenced by factors such as the frequency and/or severity of claims and losses, including natural disasters or other catastrophic events, variations in interest rates and financial markets, changes in the legal, regulatory and judicial environments, inflationary pressures and general economic conditions. These factors influence, among other things, the demand for insurance or reinsurance, the supply of which is generally related to the total capital of competitors in the market. Mortgage insurance and reinsurance is subject to similar cycles to property casualty except that they have historically been more dependent on macroeconomic conditions.
Regulation
Group Supervision Rules. Under the Bermuda Insurance (Group Supervision) Rules 2011 (“Group Supervision Rules”), the BMA acts as group supervisor of our group of insurance and reinsurance companies (“Group”) and has designated Arch Re Bermuda as the designated insurer. As Group supervisor, the BMA performs a number of supervisory functions including, but not limited to, coordinating the gathering and dissemination of information which is of importance for the supervisory task of other competent authorities; carrying out a supervisory review and assessment of the Group; and carrying out an assessment of the Group’s compliance with the rules on solvency, risk concentration, intra-Group transactions and good governance procedures.
In carrying out its functions, the BMA makes rules for assessing the financial situation and the solvency position of the Group and/or its members and regulating intra-Group transactions, risk concentration, governance procedures, risk management and regulatory reporting and disclosure.
Group Solvency. The Group Rules (as defined herein) apply to our Group so long as the BMA remains our Group supervisor. Through the Group Rules, the BMA may take action which affects ACGL. A summary of certain of the Group Solvency Rules (as defined herein) is set forth below.

•
Group Solvency Self Assessment (“GSSA”). The Group Rules require the board of directors of the parent company of the Group (the “Parent Board”) to establish solvency self assessment procedures that factor in all the foreseeable reasonably material risks. Such procedures should be carried out at least annually and assess the quality and quantity of the capital required to adequately cover the risks to which the Group is exposed. Such procedures must also be an integral part of the Group’s risk management framework and be reviewed and evaluated on a regular basis by the Parent Board. In particular, the GSSA should, among other things, demonstrate consideration of the relationship between risk management, the quality and quantity of capital resources, the impact of risk mitigation techniques and diversification and correlation effects between material risks; a description of the Group’s risk appetite; be forward-looking; include appropriate stress and scenario testing and appropriately reflect all assets and liabilities, material off-balance sheet arrangements, material intra group transactions, relevant managerial practices, systems and controls and a valuation basis that is aligned with the risk characteristics and business model of the Group.

•
Group Minimum Solvency Margin (“Group MSM”) and Group Enhanced Capital Requirement (“Group ECR”). The Group must ensure that the value of its total statutory Group capital and surplus exceeds the aggregate of (i) the amount of the aggregate minimum margins of solvency of each qualifying member of the Group controlled by the parent company, and (ii) the parent company’s percentage shareholding in each member where it exercises significant influence over such member but does not control it, multiplied by the member’s minimum solvency margin. A member is a qualifying member of the Group if it is subject to solvency requirements in the jurisdiction in which it is registered. Where the parent company exercises control in relation to any member of the group, the minimum margin of solvency of such member shall be its individual minimum solvency margin. Where the parent company exercises significant influence on any member of the Group, the minimum margin of solvency applicable to that member for purposes of calculating the Group MSM shall be an amount equal to the parent company’s percentage shareholding in the member multiplied by that member’s minimum margin of solvency. “Control” and “significant influence” shall be determined in accordance with either the IFRS or GAAP used to prepare the Group’s IFRS or GAAP financial statements.

•
Group Eligible Capital. To enable the BMA to better assess the quality of the group’s capital resources, the Designated Insurer is required to disclose the makeup of the Group’s capital in accordance with a 3-tiered eligible capital system. Under the eligible capital requirements, all of the Group’s capital instruments are classified as either basic or ancillary capital which in turn are classified into one of 3 tiers based on their “loss absorbency” characteristics. Highest quality capital is classified as Tier 1 Capital, lesser quality capital is classified as either Tier 2 Capital or Tier 3 Capital. Under the Group Supervision Rules, the Group’s Tier 1 Capital shall be not less than 60% of the value of the group’s ECR. Tier 2 Capital shall not be more than 66.67% of Tier 1 while Tier 3 Capital shall be no more than 17.65% of the sum of Tier 1 or Tier 2 Capital. Tier 1, Tier 2 and Tier 3 Capital may, until January 1, 2026, include capital instruments that do not satisfy the requirement that the instrument be non-redeemable or settled only with the issuance of an instrument of equal or higher quality upon a breach, or if redemption would cause a breach, of the Group ECR.

•
Economic Balance Sheet. The BMA has embedded an economic balance sheet (“EBS”) framework as part of the Group Bermuda Solvency Capital Requirement (“BSCR”) which forms the basis for the Group’s ECR The premise underlying the EBS framework is the idea that assets and liabilities should be valued on a consistent economic basis. Under the Group Solvency Rules an insurance group is required to maintain available group statutory economic capital and surplus in an amount that is equal to or exceeds the value of the Group ECR which is established by reference to the group BSCR.

As of December 31, 2019, our total available group statutory economic capital and surplus under the BMA’s EBS framework was $15,275 million and our Group ECR was $4,331 million. This equated to a BSCR ratio, computed as available group statutory economic capital and surplus divided by Group ECR, of 353%. Although not specifically referred to in the Insurance Act 1978 (and its related regulations), an insurance group’s target capital level is equal to 120% of group ECR as calculated pursuant to the group BSCR formula.
As further described below, the foregoing figures are prepared solely for and under the BMA’s current regulatory framework and are calculated by us in accordance with the Insurance Act 1978 (and its related regulations) and current regulatory guidance. Such figures include multiple assumptions and estimates as prescribed under the BMA’s EBS framework and believed by management to be reasonable as of such time they were made. In addition, such figures are prepared for the BMA and submitted only on an annual basis and reflect the information available as of such time and based on the BMA’s current rules and regulations, which are subject to change by the BMA at any time. As a result these figures should not be relied on as a reflection of our financial results or be viewed as any substitute for full financial statements prepared in accordance with GAAP, and they should not be viewed as indicative of our financial results or solvency capital information for any future period. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial data.
Principal Executive Office
Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone number: (441) 278-9250). We maintain a website at http://www.archcapgroup.com. The information contained on our website is not incorporated herein by reference and does not form a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
The following is a brief summary of certain terms of this offering of the notes of ACGL. For a more complete description of the notes, see “Description of Notes” in this prospectus.

Issuer	Arch Capital Group Ltd.
Notes offered	$ million aggregate principal amount of % senior notes due 2030
$ million aggregate principal amount of % senior notes due 2050
Interest rates	The 2030 notes will bear interest at a rate of % per annum. The 2050 notes will bear interest at a rate of % per annum.
Maturity
       , 2030, for the 2030 notes and , 2050, for the 2050 notes (each, a “Scheduled Maturity Date”), provided, in each case, that on such date, the applicable Conditions to Redemption (as described under “—Optional Redemption”) are satisfied. If the Conditions to Redemption are not satisfied on such date, the notes will mature on the applicable Final Maturity Date (as defined below).
If the applicable Conditions to Redemption are not satisfied on the applicable Scheduled Maturity Date, then the applicable notes will not become due and payable on such date, interest will continue to accrue at the applicable rate set forth above and be payable on the interest payment dates and, following such applicable Scheduled Maturity Date, such notes will become due and payable on the earlier of (i) 10 business days after the applicable Conditions to Redemption become satisfied and would continue to be satisfied if the final redemption payment were made (so long as such requirements continue to be so satisfied on such 10th business day), and (ii) the date on which a Winding-Up occurs with respect to the issuer (such date, as applicable, the “Final Maturity Date”).
Repayment on the applicable Scheduled Maturity Date will not be permitted if immediately before or after giving effect to the repayment of such notes, the applicable Conditions to Redemption (as defined herein) are not satisfied, unless the issuer replaces the capital represented by the notes to be repaid with capital having equal or better capital treatment as the notes under the Group Rules (as defined herein).
If, at any time in the six months prior to the applicable Scheduled Maturity Date, the issuer does not (or would not after giving effect to the repayment of the notes) satisfy the Conditions to Redemption, the issuer will become subject to a “Replacement Capital Obligation.” Under the Replacement Capital Obligation, the issuer would be required to promptly begin using Commercially Reasonable Efforts (as defined herein), subject to the occurrence of a Market Disruption Event (as defined herein), to raise a sufficient amount of proceeds to repay the notes from issuance of new capital instruments (other than common equity or common equity-linked instruments) having equal or better capital treatment as the applicable notes under the Group Rules (as defined herein) (in each case, subject to the terms and conditions described in the “Description of Notes”). If the Replacement Capital Obligation is satisfied, or the Conditions to Redemption are otherwise satisfied through other means prior to the applicable Scheduled Maturity Date, then the applicable Scheduled Maturity Date will be the Final Maturity Date. Failure to use Commercially Reasonable Efforts to satisfy a Replacement Capital Obligation will not constitute a default or an event of default under the indenture or give rise to a right of acceleration of payment of the Notes or any similar remedy under the terms of the indenture or the Notes, but may constitute a breach of covenant under the indenture for which the sole remedy would be a suit to enforce specific performance of such covenant (subject to the provisions of the indenture described in the “Description of Notes”).

Repayment of the notes on the applicable Scheduled Maturity Date is obligatory if the Conditions to Redemption are satisfied; further, the Replacement Capital Obligation will not apply if the issuer remains in compliance with the Conditions to Redemption during the period beginning six months prior to the applicable Scheduled Maturity Date.

Interest payment dates	Semi-annually on and of each year, beginning on , 2020.

Ranking
The notes will be senior unsecured obligations of the issuer and will (i) rank equally in right of payment with all of the issuer’s unsecured and unsubordinated indebtedness, including without limitation other senior unsecured indebtedness issued under the base indenture, (ii) be effectively subordinated to all secured indebtedness of the issuer to the extent of the value of the assets securing such indebtedness and (iii) be effectively subordinated to all existing and future obligations (including amounts owed to holders of reinsurance and insurance policies) of the issuer’s subsidiaries.
As of March 31, 2020, ACGL had $300.0 million of indebtedness for borrowed money outstanding, all of which was unsecured, and ACGL’s other subsidiaries had a total of $1,590.0 million of indebtedness for borrowed money outstanding. In addition, as of March 31, 2020, ACGL’s subsidiaries had $500.6 million face amount of revolving credit facility borrowings outstanding, the reimbursement obligations with respect to which were secured by certain assets of these subsidiaries.

Optional redemption	Provided that the applicable Conditions to Redemption have been satisfied and will continue to be satisfied if the optional redemption payments were made on the notes, we may redeem, at our option:
●
(i) all or any portion of the 2030 notes prior to , 2030 (the date that is six months prior to the applicable Scheduled Maturity Date), and, (ii) all or any portion of the 2050 notes prior to , 2050 (the date that is six months prior to the applicable Scheduled Maturity Date), respectively, (in each case, other than in the case of a redemption following the occurrence of a Tax Event (as defined herein)) at a “make-whole” redemption price for the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption;

●
(i) all or any portion of the 2030 notes on or after 2030 (the date that is six months prior to the applicable Scheduled Maturity Date), and, (ii) all or any portion of the 2050 notes on or after , 2050 (the date that is six months prior to the applicable Scheduled Maturity Date) (in each case, other than in the case of a redemption following the occurrence of a Tax Event) at a redemption price for the notes to be redeemed equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the date of redemption; and

●
all of the notes upon the occurrence of a Tax Event at any time during the life of the notes, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of redemption.

See “Description of Notes—Optional Redemption” and “Description of Notes—Redemption for Tax Purposes.”

“Conditions to Redemption” are satisfied on any day with respect to a redemption of any series of notes, if: (i) the Solvency Capital Requirement is complied with after the repayment or purchase of such series of notes; and (ii) with regard to redemptions occurring prior to , 2023, the BMA has given, and not withdrawn by such date, its prior consent to the redemption of such series of notes and the payment of accrued and unpaid interest or to the purchase of such series of notes; provided, that if under the Applicable Supervisory Regulations no such consent is required at the time in order for the series of notes to qualify or continue to qualify, as applicable, as Tier 3 Capital of the issuer or the Insurance Group, this clause (ii) shall not apply. In the event (i) or (ii) above are not satisfied, the Conditions to Redemption will be deemed to be satisfied when the capital represented by the Notes to be redeemed or repaid is replaced with capital having equal or better treatment as the Notes under the Group Rules.

Sinking fund	There are no provisions for a sinking fund.
Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”
Form and denomination
The notes will be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) or its nominee. Notes sold will be issuable in denominations of $2,000 or any integral multiples of $1,000 in excess thereof.

Governing law	The notes will be governed by the laws of the State of New York.
Covenants
The indenture under which the notes will be issued will contain various covenants, including limitations on mergers, amalgamations and consolidations, restrictions as to the disposition of the stock of designated subsidiaries and limitations on liens on the stock of designated subsidiaries.

Risk factors
Investing in the notes involves risks. See “Risk Factors” in this prospectus supplement, risks described in Part I Item 1A of our 2019 Form 10-K and in Part II Item 1A of our form 10-Q for the quarter ended March 31, 2020, for a discussion of the factors you should consider before deciding to purchase our notes.

Clearance and settlement	The notes will be cleared through DTC.

SUMMARY HISTORICAL CONDENSED FINANCIAL INFORMATION
The table below shows our summary consolidated historical condensed financial information at the dates and for the periods indicated. Our summary historical financial information as of and for the years ended December 31, 2019, 2018, and 2017, has been derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public auditing firm, and are incorporated by reference herein. Our summary historical financial information as of and for the three months ended March 31, 2020, and for the three months ended March 31, 2020 and 2019, is derived from our unaudited consolidated financial statements for such periods, and is incorporated by reference herein. The following summary consolidated historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the historical financial statements of ACGL incorporated by reference herein. See “Where You Can Find Additional Information” in this prospectus supplement.

	Historical
	March 31,	December 31,
	2020	2019	2018	2017
(U.S. dollars in thousands, except share data)	(unaudited)
Balance Sheet Data:
Total investments	$24,136,861	$24,402,246	$21,745,284	$21,840,012
Premiums receivable	2,155,204	1,778,717	1,299,150	1,135,249
Reinsurance recoverable on unpaid and paid losses and LAE	4,303,135	4,346,816	2,919,372	2,540,143
Goodwill and intangible assets	705,450	738,083	634,920	652,611
Total assets	38,416,126	37,885,361	32,218,329	32,051,658
Reserves for losses and LAE	14,309,580	13,891,842	11,853,297	11,383,792
Unearned premiums	4,817,191	4,339,549	3,753,636	3,622,314
Senior notes	1,871,869	1,871,626	1,733,528	1,732,884
Revolving credit agreement borrowings	500,587	484,287	455,682	816,132
Total liabilities	26,500,721	25,569,809	21,780,650	21,805,723
Common shareholders’ equity available to Arch	10,587,244	10,717,371	8,659,827	8,324,047
Preferred shareholders’ equity available to Arch	780,000	780,000	780,000	872,555
Total shareholders’ equity available to Arch	11,367,244	11,497,371	9,439,827	9,196,602
Common shares and common share equivalents outstanding, net of treasury shares (1)	405,609,867	405,619,201	402,454,834	409,956,417

	Historical
	Three Months Ended March 31,		Years Ended December 31,
	2020	2019	2019	2018	2017
(U.S. dollars in thousands, except share data)	(unaudited)	(unaudited)
Statement of Income Data:
Net premiums written	$2,137,246	$1,525,259	$6,039,067	$5,346,747	$4,961,373
Total revenues	1,533,828	1,722,846	6,928,200	5,450,568	5,627,375
Losses and loss adjustment expenses	1,115,419	718,532	3,133,452	2,890,106	2,967,446
Underwriting related expenses	481,827	399,011	1,641,942	1,482,944	1,459,909
Interest expense	32,555	29,065	120,872	120,484	117,431
Total expenses	1,594,557	1,181,462	5,079,090	4,608,796	4,870,098
Income (loss) before income taxes	(60,729)	541,384	1,849,110	841,772	757,277
Net income (loss)	(88,674)	495,498	1,693,300	727,821	629,709
Net (income) loss attributable to noncontrolling interests	232,791	(46,970)	(56,981)	30,150	(10,431)
Net income attributable to Arch	144,117	448,528	1,636,319	757,971	619,278
Preferred dividends	(10,403)	(10,403)	(41,612)	(41,645)	(46,041)
Loss on redemption of preferred shares	—	—	—	(2,710)	(6,735)
Net income available to Arch common shareholders	133,714	438,125	1,594,707	713,616	566,502
Weighted average common shares and common share equivalents outstanding—diluted (1)	414,033,570	408,971,029	411,609,478	412,906,478	417,785,025
Diluted net income per share	$0.32	$1.07	$3.87	$1.73	$1.36

(1)	Reflects common share equivalents related to the full conversion of all Series D Convertible Preferred Shares that were issued to AIG in connection with our acquisition of UGC.

RISK FACTORS
An investment in our notes involves risks. Before making an investment decision, you should carefully consider the risks described in this prospectus supplement below and under “Cautionary Note Regarding Forward-Looking Statements,” the risks described in our 2019 Form 10-K and in Part II Item 1A of our form 10-Q for the quarter ended March 31, 2020, together with all of the other information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to such risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
Risks Relating to Our Industry

We operate in a highly competitive environment, and we may not be able to compete successfully in our industry.

The insurance and reinsurance industry is highly competitive. We compete on an international and regional basis with major U.S. and non-U.S. insurers and reinsurers, many of which have greater financial, marketing and management resources than we do. See “Business—Competition” in the 2019 Form 10-K. There has been significant consolidation in the insurance and reinsurance sector in recent years and we may experience increased competition as a result of that consolidation, with consolidated entities having enhanced market power. These consolidated entities may use their enhanced market power and broader capital base to negotiate price reductions for products and services that compete with ours, and we may experience rate declines and possibly write less business. Any failure by us to effectively compete could adversely affect our financial condition and results of operations.

The insurance and reinsurance industry is highly cyclical, and we expect to continue to experience periods characterized by excess underwriting capacity and unfavorable premium rates.

Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, changes in equity, debt and other investment markets, changes in legislation, case law and prevailing concepts of liability and other factors. In particular, demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The supply of insurance and reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the insurance and reinsurance industry on both underwriting and investment sides. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels and changes in terms and conditions. The supply of insurance and reinsurance has increased over the past several years and may increase further, either as a result of capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers. Continued increases in the supply of insurance and reinsurance may have consequences for us, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention, and less favorable policy terms and conditions.

Claims for catastrophic events could cause large losses and substantial volatility in our results of operations and could have a material adverse effect on our financial position and results of operations.

We have large aggregate exposures to natural and man-made catastrophic events. Catastrophes can be caused by various events, including hurricanes, floods, tsunamis, windstorms, earthquakes, hailstorms, tornadoes, explosions, severe winter weather, fires, droughts and other natural disasters. The frequency and severity of natural catastrophe activity, including hurricanes, tsunamis, tornadoes, floods and droughts, has also been greater in recent years. Catastrophes can also cause losses in non-property business such as workers’ compensation or general liability. In addition to the nature of the property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration tend to generally increase the size of losses from catastrophic events over time. Actual losses from future catastrophic events may vary materially from estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the potential inaccuracies and inadequacies in the data provided by clients, brokers and ceding companies, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues.

In addition, over the past several years, changing weather patterns and climatic conditions, such as global warming, have added to the unpredictability and frequency of natural disasters in certain parts of the world and created additional uncertainty as to future trends and exposures. Although the loss experience of catastrophe insurers and reinsurers has historically been characterized as low frequency, there is a growing consensus today that climate change increases the frequency and severity of extreme weather events and, in recent years, the frequency of major catastrophes appears to have increased, and may continue to increase in the future.

Claims for catastrophic events, or an unusual frequency of smaller losses in a particular period, could expose us to large losses, cause substantial volatility in our results of operations and could have a material adverse effect on our ability to write new business if we are not able to adequately assess and reserve for the increased frequency and severity of catastrophes resulting from these environmental factors. Additionally, catastrophic events could result in increased credit exposure to reinsurers and other counterparties we transact business with, declines in the value of investments we hold and significant disruptions to our physical infrastructure, systems and operations.

Additionally, we cannot predict how legal, regulatory and/or social responses to concerns around global climate change may impact our business. We attempt to manage our exposure to such events through the use of underwriting controls, risk models, and the purchase of third-party reinsurance. Underwriting controls can include more restrictive underwriting criteria such as higher premiums and deductibles, or losses retained, and more specifically excluded policy risks. Our deductible in connection with a catastrophic event is determined by market capacity, pricing conditions and surplus preservation. There can be no assurance that our reinsurance coverage and other measures taken will be sufficient to mitigate losses resulting from one or more catastrophic events. As a result, the occurrence of one or more catastrophic events and the continuation and worsening of recent trends could have an adverse effect on our results of operations and financial condition.

Environmental, Social and Governance (ESG) and sustainability have become major topics that encompass a wide range of issues, such as climate change and other environmental risks. It is something that has come to the fore at a European level. For example, the European Commission has published non-binding guidelines on non-financial reporting (to include climate-change related information) and the Regulation establishing a framework for disclosures related to sustainability risks and sustainable investments as part of the European Commission’s Sustainable Finance Action Plan. These will introduce mandatory, rather than voluntary, disclosure requirements in due course which could have an impact on the operation model of ACGL and its subsidiaries.

We could face unanticipated losses from war, terrorism, cyber-attacks, pandemics and political instability, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.

We have substantial exposure to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable. It is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. In certain instances, we specifically insure and reinsure risks resulting from acts of terrorism. We may also insure against risk related to cybersecurity and cyber-attacks. In addition, our exposure to cyber-attacks includes exposure to ‘silent cyber’ risks, meaning risks and potential losses associated with policies where cyber risk is not specifically included nor excluded in the policies. Even in cases where we attempt to exclude losses from terrorism, cybersecurity and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, there can be no assurance that a court or arbitration panel will not limit enforceability of policy language or otherwise issue a ruling adverse to us. Accordingly, while we believe our reinsurance programs, together with the coverage provided under the Terrorism Risk Insurance Act of 2002, as amended are sufficient to reasonably limit our net losses relating to potential future terrorist attacks, we can offer no assurance that our available capital will be adequate to cover losses when they materialize. To the extent that an act of terrorism is certified by the Secretary of the Treasury and aggregate industry insured losses resulting from the act of terrorism exceeds the prescribed program trigger, our U.S. insurance operations may be covered under TRIP for up to 80% subject to a mandatory deductible of 20% of our prior year’s direct earned premium for covered property and liability coverages. The program trigger for calendar year 2020 is $200 million. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. It is not possible to completely eliminate our exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

Our operations are also exposed to the risk of catastrophic mortality, such as a pandemic or other event that causes a large number of deaths. For example, on January 30, 2020, the World Health Organization declared that the recent coronavirus disease 2019 (“COVID-19”) outbreak which emanated from China was a global health emergency. This has resulted in increased travel restrictions and extended shutdown of certain businesses not just in China but in other parts of Asia as well. With a recent rise in the number of cases of the coronovirus outside of China, travel restrictions and other disruption to businesses globally have also increased. While the effects of the coronavirus will be difficult to assess or predict, an outbreak could have a significant impact on our business. A significant pandemic could have a major impact on the global economy or the economies of particular countries or regions, including travel, trade, tourism, the health system, food supply, consumption, overall economic output, as well as on the financial markets. In addition, a pandemic that affected our employees or the employees of our distributors or of other companies with which we do business could disrupt our business operations. The effectiveness of external parties, including governmental and non-governmental organizations, in combating the spread and severity of such a pandemic could have a material impact on the losses we experience. These events could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition.

Political, regulatory, legislative and industry initiatives could adversely affect our business.

Governmental authorities in the U.S. and worldwide have become increasingly interested in potential risks posed by the insurance industry as a whole, and to commercial and financial systems in general and there may be increased regulatory intervention in our industry in the future. For example, in the U.S., the federal government (including federal consumer protection authorities) has increased its scrutiny of the insurance regulatory framework in recent years, and various state legislators are considering or have enacted laws that will alter and likely increase state regulation of insurance and reinsurance companies and holding companies. The U.S. mortgage insurance industry has also been subject to increased federal and state regulatory scrutiny (including by state insurance regulatory authorities), which could generate new regulations, regulatory actions or investigations.

In the EU, Solvency II imposed economic risk-based solvency requirements across all EU Member States covering quantitative capital requirements, qualitative regulatory reviews and market discipline. In addition, Solvency II imposes significant requirements for our EU-based regulated companies which require substantial documentation and implementation effort. Following the U.K.’s departure from the EU, it is uncertain whether the U.K. will maintain equivalence with Solvency II beyond the end of the Transition Period.

The BMA has also implemented and imposed additional requirements on the commercial insurance companies it regulates, driven, in large part, by Solvency II. The European Commission has adopted a decision concluding that Bermuda meets the full equivalence criteria under Solvency II.

While we cannot predict the exact nature, timing or scope of any possible governmental initiatives, such proposals could adversely affect our business by, among other things: providing reinsurance capacity in markets and to consumers that we target; requiring our further participation in industry pools and guaranty associations; expanding the scope of coverage under existing policies (e.g., following large disasters); further regulating the terms of insurance or reinsurance contracts; or disproportionately benefiting the companies of one country over those of another.

In addition, increased scrutiny by insurance regulators of investments in or acquisitions of insurers or insurance holding companies by private equity firms or hedge funds may result in imposition of additional regulatory requirements and restrictions. We have in the past partnered with private equity firms in making investments and may do so in the future. This increased scrutiny may make it difficult to complete investments with private equity or hedge funds should we seek to do so.

Underwriting risks and reserving for losses are based on probabilities and related modeling, which are subject to inherent uncertainties.

Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. We establish reserves for losses and loss adjustment expenses which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of losses incurred. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist in the establishment of loss reserves. Most or all of these factors are not directly quantifiable, particularly on a prospective basis, and the effects of these and unforeseen factors could negatively impact our ability to accurately assess the risks of the policies that we write. Changes in the assumptions used by these models or by management could lead to an increase in our estimate of ultimate losses in the future. In addition, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer and additional lags between the time of reporting and final settlement of claims. Unfavorable development in any of these factors could cause the level of reserves to be inadequate. In addition, the estimation of loss reserves is also more difficult during times of adverse economic and market conditions due to unexpected changes in behavior of claimants and policyholders, including an increase in fraudulent reporting of exposures and/or losses, reduced maintenance of insured properties or increased frequency of small claims. Changes in the level of inflation also result in an increased level of uncertainty in our estimation of loss reserves. As a result, actual losses and loss adjustment expenses paid will deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency becomes known. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.

In accordance with mortgage insurance industry practice, we establish loss reserves only for loans in our existing delinquency inventory. Because our mortgage insurance reserving process does not take account of the impact of future losses from loans that are not delinquent, mortgage insurance loss reserves are not intended to be an estimate of total future losses. Our expectation of total future losses under our mortgage insurance policies in force at any period end is not reflected in our financial statements. In addition to establishing loss reserves for delinquent loans, under GAAP, we are required to establish a premium deficiency reserve for our mortgage insurance products if the amount of expected future losses for a particular product and maintenance costs for such product exceeds expected future premiums, existing reserves and the anticipated investment income. We evaluate whether a premium deficiency exists quarterly. There can be no assurance that premium deficiency reserves will not be required in future periods. If this were to occur, our results of operations and financial condition could be adversely affected.

As of December 31, 2019, our consolidated reserves for unpaid losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, were approximately $9.81 billion. Such reserves were established in accordance with applicable insurance laws and GAAP. Loss reserves are inherently subject to uncertainty. In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to us through December 31, 2019.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations.

We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we may seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one or series of events. In our insurance operations, we seek to limit our exposure through the purchase of reinsurance. For our U.S. mortgage insurance business, in addition to utilizing reinsurance, we have developed a proprietary risk model that simulates the maximum loss resulting from a severe economic event impacting the housing market. We cannot be certain that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. Various provisions of our policies, negotiated to limit our risk, such as limitations or exclusions from coverage or choice of forum, may not be enforceable in the manner we intend, as it is possible that a court or regulatory authority could nullify or void an exclusion or limitation, or legislation could be enacted modifying or barring the use of these exclusions and limitations. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. No assurances can be made that these loss limitation methods will be effective and mitigate our loss exposure. One or more catastrophic events or severe economic events could result in claims that substantially exceed our expectations, or the protections set forth in our policies could be voided, which, in either case, could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders’ equity. In addition, factors such as global climate change limit the value of historical experience and therefore further limit the effectiveness of our loss limitation methods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Catastrophic Events and Severe Economic Events” in our 2019 Form 10-K. Depending on business opportunities and the mix of business that may comprise our insurance, reinsurance and mortgage insurance portfolio, we may seek to adjust our self-imposed limitations on probable maximum pre-tax loss for catastrophe exposed business and mortgage default exposed business.

Adverse developments in the financial markets could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital; our policyholders, reinsurers and retrocessionaires may also be affected by such developments, which could adversely affect their ability to meet their obligations to us.

Adverse developments in the financial markets, such as disruptions, uncertainty or volatility in the capital and credit markets, may result in realized and unrealized capital losses that could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital required to operate our business. Depending on market conditions, we could incur additional realized and unrealized losses on our investment portfolio in future periods, which could have a material adverse effect on our results of operations, financial condition and business. Economic conditions could also have a material impact on the frequency and severity of claims and therefore could negatively impact our underwriting returns. In addition, our policyholders, reinsurers and retrocessionaires may be affected by developments in the financial markets, which could adversely affect their ability to meet their obligations to us. The volatility in the financial markets could continue to significantly affect our investment returns, reported results and shareholders’ equity.

The U.K.’s Withdrawal from the EU could adversely affect us.

In a referendum in June 2016, a majority of voting U.K. citizens voted in favor of Brexit, whereby the U.K. will leave the EU. The U.K. government invoked Article 50 of the Treaty on European Union (“Article 50”) in 2017. On January 31, 2020, the U.K. withdrew from the EU. Terms of this withdrawal are set forth in the Withdrawal Agreement, which was approved by the U.K. Parliament and the EU Parliament. The Withdrawal Agreement allows for a Transition Period whereby “passporting” rights will continue to exist until the end of the Transition Period, which is December 31, 2020. During the Transition Period, the U.K. government and the EU will endeavor to negotiate a trade deal to govern the future relationship between the U.K. and the EU. If a trade deal is not agreed by the end of the Transition Period, the U.K. will leave the EU on December 31, 2020 on World Trade Organization ("WTO") terms, meaning that most U.K. goods will be subject to tariffs until a free trade deal is brought in and "passporting" rights will cease to apply.

Accordingly, there remains considerable uncertainty as to the negotiations between the U.K. and the EU during the Transition Period and the ultimate structure of the U.K’s future relationship with the EU. There is no certainty that the U.K.’s solvency and prudential regime will be deemed “equivalent” to Solvency II or that the U.K. will not impose more stringent requirements on companies conducting insurance business in the U.K.

During this Transition Period and beyond, the impact of the U.K.’s withdrawal on the U.K. and European economies and the broader global economy could be significant, resulting in negative consequences, such as increased volatility and illiquidity, and potentially lower economic growth in various markets in the U.K., Europe and globally and could continue to contribute to instability in global financial and foreign exchange markets. Brexit could also have the effect of disrupting the free movement of goods, services and people between the U.K. and the EU. We anticipate that Brexit may disrupt our U.K. domiciled entities and their ability to “passport” within the EU. Similarly, Brexit may disrupt the ability of our EU domiciled entities to access the U.K. markets although the U.K is attempting to mitigate this by introducing a temporary permissions regime which allows firms that wish to continue carrying out regulated activities in the U.K. in the longer term to operate in the U.K for a limited period after withdrawal, while they seek authorization from the U.K. regulators. The full effects of Brexit are uncertain and will depend on any agreements the U.K. and EU enter into regarding their future relationship.

The negative impact of these events on economic conditions and global markets could have an adverse effect on our business, financial condition and liquidity. For example, this crisis may cause the value of the European currencies, including the Euro and the British Pound Sterling, to further depreciate against the U.S. Dollar, which in turn could materially adversely impact assets denominated in such currencies held in our investment portfolio or results of our European book of business. In addition, the applicable legal framework and the terms of our Euro-denominated insurance policies and reinsurance agreements generally do not address withdrawal by a member state from the Eurozone or a break-up of the EU, which could create uncertainty in our payment obligations and rights under those policies and agreements in the event that such a withdrawal or break-up does occur.

Additionally, a contagion effect of a possible default of one or more EU Member States and/or their withdrawal from the Eurozone, or the failure of financial institutions, on the global economy, including other EU Member States and our counterparties located in those countries, or a break-up of the EU could have a material adverse effect on our business, financial condition, results of operations and liquidity. As a result of Brexit, other European countries may seek to conduct referenda with respect to their continuing membership with the EU. Given these possibilities and others we may not anticipate, as well as the lack of comparable precedent, the full extent to which our business, results of operations and financial condition could be adversely affected by Brexit is uncertain.

The risk associated with underwriting treaty reinsurance business could adversely affect us.

Like other reinsurers, our reinsurance group does not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

The availability of reinsurance, retrocessional coverage and capital market transactions to limit our exposure to risks may be limited, and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.

For the purposes of managing risk, we use reinsurance, retrocessional coverage and capital markets transactions. In the normal course of business, our insurance subsidiaries cede a portion of their premiums through pro rata, excess of loss and facultative reinsurance agreements. Our reinsurance subsidiaries purchase a limited amount of retrocessional coverage as part of their aggregate risk management program. In addition, our reinsurance subsidiaries participate in “common account” retrocessional arrangements for certain pro rata treaties. Such arrangements reduce the effect of individual or aggregate losses to all companies participating on such treaties, including the reinsurers, such as our reinsurance subsidiaries, and the ceding company. Economic conditions could also have a material impact on our ability to manage our risk aggregations through reinsurance or capital markets transactions. The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. As a result of such market conditions and other factors, we may not be able to successfully mitigate risk through reinsurance and retrocessional arrangements.

Further, we are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. We monitor the financial condition of our reinsurers and attempt to place coverages only with carriers we view as substantial and financially sound. Although we have not experienced any material credit losses to date, an inability of our reinsurers or retrocessionaires to meet their obligations to us could have a material adverse effect on our financial condition and results of operations. Our losses for a given event or occurrence may increase if our reinsurers or retrocessionaires dispute or fail to meet their obligations to us or the reinsurance or retrocessional protections purchased by us are exhausted or are otherwise unavailable for any reason. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations.

Our reliance on brokers subjects us to their credit risk.

In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts to the clients that have purchased insurance or reinsurance from us. In some jurisdictions, if a broker fails to make such payment, we may remain liable to the insured or ceding insurer for the deficiency. Likewise, in certain jurisdictions, when the insured or ceding company pays the premiums for these contracts to brokers for payment to us, these premiums are considered to have been paid and the insured or ceding company will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with our brokers. To date, we have not experienced any losses related to this credit risk.

Emerging claim and coverage issues may adversely affect our business.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge, including new or expanded theories of liability. These or other changes could impose new financial obligations on us by extending coverage beyond our underwriting intent or otherwise require us to make unplanned modifications to the products and services that we provide, or cause the delay or cancellation of products and services that we provide. In some instances, these changes may not become apparent until sometime after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. The effects of unforeseen developments or substantial government intervention could adversely impact our ability to achieve our goals.

Changes in current accounting principles and practices and financial reporting requirements may materially affect our reported financial results and our reported financial condition.

Our financial statements are prepared in accordance with GAAP, which is periodically revised by the Financial Accounting Standards Board (“FASB”), and they are subject to the accounting-related rules and interpretations of the SEC. We are required to adopt new and revised accounting standards implemented by the FASB. Unanticipated developments in accounting practices may require us to incur considerable additional expenses to comply with such developments, particularly if we are required to prepare information relating to prior periods for comparative purposes or to apply the new requirements retroactively. The impact of changes in accounting principles, practices and standards, particularly those that apply to insurance companies, cannot be predicted but may affect the calculation of net earnings, shareholders' equity and other relevant financial statement line items. In addition, such changes may cause additional volatility in reported earnings, decrease the understandability of our financial results and affect the comparability of our reported results with the results of others.

Risks Relating to Our Company

Acquisitions, the addition of new lines of insurance or reinsurance business, expansion into new geographic regions and/or entering into joint ventures or partnerships expose us to risks.

We may seek, from time to time, to acquire other companies, acquire selected blocks of business, expand our business lines, expand into new geographic regions and/or enter into joint ventures or partnerships. Such activities expose us to challenges and risks, including: integrating financial and operational reporting systems; establishing satisfactory budgetary and other financial controls; funding increased capital needs, overhead expenses or cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties; obtaining management personnel required for expanded operations; obtaining necessary regulatory permissions; and establishing adequate reserves for any acquired book of business. In addition, the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates; the liabilities assumed may be greater than expected; and assets and liabilities acquired may be subject to foreign currency exchange rate fluctuation. We may also be subject to financial exposures in the event that the sellers of the entities or business we acquire are unable or unwilling to meet their indemnification, reinsurance and other contractual obligations to us. Our failure to manage successfully any of the foregoing challenges and risks may adversely impact our results of operations.

The ultimate performance of the Arch MI U.S. mortgage insurance portfolio remains uncertain.

Arch MI U.S. had risk in force of approximately $72.6 billion, before external reinsurance, as of March 31, 2020, including $3.8 billion of risk in force originated in 2010 and prior. The presence of multiple higher-risk characteristics in a loan materially increases the likelihood of a claim on such a loan unless there are other characteristics to mitigate the risk. The mix of business in our insured loan portfolio may affect losses and remain uncertain.

The frequency and severity of claims we incur will be uncertain and will depend largely on general economic factors outside of our control, including, among others, changes in unemployment, home prices and interest rates in the U.S. Deteriorating economic conditions in the U.S. could adversely affect the performance of our acquired U.S. mortgage insurance portfolio and could adversely affect our results of operations and financial condition.

Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. In addition, the premium rate for loans that refinanced in 2019 may be lower than premium rates charges on the original purchase in prior years. The premiums charged on the acquired United Guaranty Corporation insured loan portfolio, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers.

A downgrade in our ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.

A ratings downgrade or the potential for such a downgrade, or failure to obtain a necessary rating, could adversely affect our relationships with agents, brokers, wholesalers, intermediaries, clients and other distributors of our existing products and services, as well as new sales of our products and services. In addition, under certain of the reinsurance agreements assumed by our reinsurance operations, upon the occurrence of a ratings downgrade or other specified triggering event with respect to our reinsurance operations, such as a reduction in surplus by specified amounts during specified periods, our ceding company clients may be provided with certain rights, including, among other things, the right to terminate the subject reinsurance agreement and/or to require that our reinsurance operations post additional collateral. Any ratings downgrade or failure to obtain a necessary rating could adversely affect our ability to compete in our markets, could cause our premiums and earnings to decrease and could have a material adverse impact on our financial condition and results of operations. In addition, a downgrade in ratings of certain of our operating subsidiaries would in certain cases constitute an event of default under our credit facilities. For further information on our financial strength and/or issuer ratings, see “Business—Ratings” in our 2019 Form 10-K. For further information on our letter of credit facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commercial Commitments—Letter of Credit and Revolving Credit Facilities” in our 2019 Form 10-K.

We can offer no assurances that our ratings will remain at their current levels or that any of our ratings which are under review or watch by ratings agencies will remain unchanged. We believe it is possible that rating agencies may heighten the level of scrutiny they apply when analyzing companies in our industry, may increase the frequency and scope of their reviews, may request additional information from the companies that they rate (including additional information regarding the valuation of investment securities held), and may adjust upward the capital and other requirements employed in their models for maintenance of certain rating levels.

Our success will depend on our ability to maintain and enhance effective operating procedures and internal controls and our enterprise risk management (“ERM”) program.

Operational risk and losses can result from, among other things, fraud, errors, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures, failure to appropriately transition new hires or external events. We continue to enhance our operating procedures and internal controls (including information technology initiatives and controls over financial reporting) to effectively support our business and our regulatory and reporting requirements. Our management does not expect that our disclosure controls or our internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons or by collusion of two or more people. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected. Accordingly, our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that our goals are met. Any ineffectiveness in our controls or procedures could have a material adverse effect on our business.

We operate within an ERM framework designed to assess and monitor our risks. However, there can be no assurance that we can effectively review and monitor all risks or that all of our employees will operate within the ERM framework. There can be no assurance that our ERM framework will result in us accurately identifying all risks and accurately limiting our exposures based on our assessments. For further information on our ERM framework, see “Business—Enterprise Risk Management” in our 2019 Form 10-K.

Our business is dependent upon insurance and reinsurance brokers and intermediaries, and the loss of important broker relationships could materially adversely affect our ability to market our products and services.

We market our insurance and reinsurance products primarily through brokers and intermediaries. We derive a significant portion of our business from a limited number of brokers. During 2019, approximately 12.2% and 9.6% of our gross premiums written were generated from or placed by Aon Corporation and its subsidiaries and Marsh & McLennan Companies and its subsidiaries, respectively. No other broker and no one insured or reinsured accounted for more than 10% of gross premiums written for 2019. Some of our competitors have higher financial strength ratings, offer a larger variety of products, set lower prices for insurance coverage, offer higher commissions and/or have had longer term relationships with the brokers we use than we have. This may adversely impact our ability to attract and retain brokers to sell our insurance products or brokers may increasingly promote products offered by other companies. The failure or inability of brokers to market our insurance products successfully, or loss of all or a substantial portion of the business provided by these brokers could have a material adverse impact on our business, financial condition and results of operations.

We could be materially adversely affected to the extent that managing general agents, general agents and other producers exceed their underwriting authorities or if our agents, our insureds or other third parties commit fraud or otherwise breach obligations owed to us.

For certain business conducted by our insurance group, following our underwriting, financial, claims and information technology due diligence reviews, we authorize managing general agents, general agents and other producers to write business on our behalf within underwriting authorities prescribed by us. In addition, our mortgage group delegates the underwriting of a significant percentage of its primary new insurance written to certain mortgage lenders. Under this delegated underwriting program, the approved customer may determine whether mortgage loans meet our mortgage insurance program guidelines and commit us to issue mortgage insurance. We rely on the underwriting controls of these agents to write business within the underwriting authorities provided by us. Although we have contractual protections in some instances and we monitor such business on an ongoing basis, our monitoring efforts may not be adequate or our agents may exceed their underwriting authorities or otherwise breach obligations owed to us. In addition, our agents, our insureds or other third parties may commit fraud or otherwise breach their obligations to us. To the extent that our agents, our insureds or other third parties exceed their underwriting authorities, commit fraud or otherwise breach obligations owed to us in the future, our financial condition and results of operations could be materially adversely affected.

We are exposed to credit risk in certain of our business operations.

In addition to exposure to credit risk related to our investment portfolio, reinsurance recoverables and reliance on brokers and other agents (each discussed elsewhere in this section), we are exposed to credit risk in other areas of our business related to policyholders. We are exposed to credit risk in our insurance group’s surety unit where we guarantee to a third party that our policyholder will satisfy certain performance or financial obligations. If our policyholder defaults, we may suffer losses and be unable to be reimbursed by our policyholder. We are exposed to credit risk in our insurance group’s construction and national accounts units where we write large deductible insurance policies. Under these policies, we are typically obligated to pay the claimant the full amount of the claim (shown as “contractholder payables” on our consolidated balance sheets). We are subsequently reimbursed by the policyholder for the deductible amount (shown as “contractholder receivables” on our consolidated balance sheets), which can be a set amount per claim and/or an aggregate amount for all covered claims. As such, we are exposed to credit risk from the policyholder. We are also exposed to credit risk from policyholders on smaller deductibles in other insurance group lines, such as healthcare and excess and surplus casualty.

Additionally, we write retrospectively rated policies (i.e., policies in which premiums are adjusted after the policy period based on the actual loss experience of the policyholder during the policy period). In this instance, we are exposed to credit risk to the extent the adjusted premium is greater than the original premium. While we generally seek to mitigate this risk through collateral agreements that require the posting of collateral in such forms as cash and letters of credit from banks, our efforts to mitigate the credit risk that we have to our policyholders may not be successful. Although we have not experienced any material credit losses to date, an increased inability of our policyholders to meet their obligations to us could have a material adverse effect on our financial condition and results of operations.

Our investment performance may affect our financial results and ability to conduct business.

Our operating results depend in part on the performance of our investment portfolio. A significant portion of cash and invested assets held by Arch consists of fixed maturities (74.6% as of March 31, 2020). Although our current investment guidelines and approach stress preservation of capital, market liquidity and diversification of risk, our investments are subject to market-wide risks and fluctuations. In addition, we are subject to risks inherent in particular securities or types of securities, as well as sector concentrations. Changing market conditions could materially affect the future valuation of securities in our investment portfolio, which could cause us to impair some portion of those securities. We may not be able to realize our investment objectives, which could have a material adverse effect on our financial results. In the event that we are unsuccessful in correlating our investment portfolio with our expected insurance and reinsurance liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse effect on our financial results and ability to conduct our business.

Foreign currency exchange rate fluctuation may adversely affect our financial results.

We write business on a worldwide basis, and our results of operations may be affected by fluctuations in the value of currencies other than the U.S. Dollar. The primary foreign currencies in which we operate are the Euro, the British Pound Sterling, the Australian Dollar and the Canadian Dollar. Changes in foreign currency exchange rates can reduce our revenues, increase our liabilities and costs and cause fluctuations in the valuation of our investment portfolio. We may therefore suffer losses solely as a result of exchange rate fluctuations. In order to mitigate our exposure to foreign currency fluctuations in our net insurance liabilities, we have invested and expect to continue to invest in securities denominated in currencies other than the U.S. Dollar. In addition, we may replicate investment positions in foreign currencies using derivative financial instruments. Changes in the value of investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders' equity and are not included in the statement of income. We have chosen not to hedge certain currency risks on capital contributed to certain subsidiaries, and may continue to choose not to hedge our currency risks. There can be no assurances that arrangements to match projected liabilities in foreign currencies with investments in the same currencies or derivative financial instruments will mitigate the negative impact of exchange rate fluctuations, and we may suffer losses solely as a result of exchange rate fluctuations.

We may be adversely affected by changes in economic conditions, including interest rate changes.

Our operating results are affected by, and we are exposed to, significant financial and capital markets risk, including changes in interest rates, real estate values, foreign currency exchange rates, market volatility, the performance of the economy in general, the performance of our investment portfolio and other factors outside our control. Interest rates are highly sensitive to many factors, including the fiscal and monetary policies of the U.S. and other major economies, inflation, economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in changing interest rate environments, we may not be able to mitigate interest rate sensitivity effectively. Despite our mitigation efforts, an increase in interest rates could have a material adverse effect on our book value.

Our investment portfolio includes residential mortgage backed securities (“RMBS”). As of March 31, 2020, RMBS constituted approximately 2.0% of cash and invested assets held by Arch. As with other fixed income investments, the fair value of these securities fluctuates depending on market and other general economic conditions and interest rate trends. In periods of declining interest rates, mortgage prepayments generally increase and RMBS are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates. Conversely, in periods of rising rates, mortgage prepayments generally fall, preventing us from taking full advantage of the higher level of rates. The residential mortgage market in the U.S has experienced a variety of difficulties in certain underwriting periods. A decline or an extended flattening in residential property values may result in additional increases in delinquencies and losses on residential mortgage loans generally, especially with respect to any residential mortgage loans where the aggregate loan amounts (including any subordinate loans) are close to or greater than the related property values. These developments may have a significant adverse effect on the prices of loans and securities, including those in our investment portfolio and may have other wide ranging consequences, including downward pressure on economic growth and the potential for increased insurance and reinsurance exposures, which could have an adverse impact on our results of operations, financial condition, business and operations.

Mortgage insurance losses result when a borrower becomes unable to continue to make mortgage payments and the home of such borrower cannot be sold for an amount that covers unpaid principal and interest and the expenses of the sale. Deteriorating economic conditions increase the likelihood that borrowers will have insufficient income to pay their mortgages and can adversely affect housing values. In addition, natural disasters or other catastrophic events could result in increased claims if such events adversely affected the employment and income of borrowers and the value of homes. Any of these events or deteriorating economic conditions could cause our mortgage insurance losses to increase and adversely affect our results of operations and financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Catastrophic Events and Severe Economic Events” in our 2019 Form 10-K.

Our portfolio includes commercial mortgage backed securities (“CMBS”). At March 31, 2020, CMBS constituted approximately 3.5% of cash and invested assets held by Arch. The commercial real estate market may experience price deterioration, which could lead to delinquencies and losses on commercial real estate mortgages.

In addition, in each year, a significant portion of our mortgage insurance premiums will be from mortgage insurance written in prior years. The length of time insurance remains in force, referred to as persistency, is a significant driver of mortgage insurance revenues. Factors affecting persistency include: current mortgage interest rates compared to those rates on mortgages in our insurance in force, which affects the likelihood of the insurance in force to be subject to cancellation due to borrower refinancing; the amount of home equity, as homeowners with more equity in their homes can generally more readily move to a new residence or refinance their existing mortgage; and mortgage insurance cancellation policies and practices of mortgage investors and mortgage services and the cancellation of borrower-paid mortgage insurance, either upon request of the borrower or as required by law based upon the amortization of the loan. In 2018, the GSEs announced changes to various mortgage insurance termination requirements that are intended to further simplify the process of evaluating borrower-initiated requests for mortgage insurance termination. Among other things, these changes update evidence of value requirements for borrower requested cancellation based on the original value of the property and the current value of the property, raise Fannie Mae’s loan-to-value ratio for cancellation based on substantial improvements from 75% or less to 80% or less, provide clarification regarding what constitutes substantial improvements to the property, allow servicers to respond to either verbal or written requests for mortgage insurance cancellation by a borrower, and provide servicers flexibility in evaluating the payment history of borrowers that have been impacted by certain disaster events.

Fannie Mae implemented these changes by March 1, 2019, although certain requirements were implemented as early as January 1, 2019. Freddie Mac’s requirements became effective October 1, 2018. If these or other factors cause the length of time our mortgage insurance policies remain in force to decline, our mortgage insurance revenues could be adversely affected.

Significant, continued volatility in financial markets, changes in interest rates, a lack of pricing transparency, decreased market liquidity, declines in equity prices and the strengthening or weakening of foreign currencies against the U.S. Dollar, individually or in tandem, could have a material adverse effect on our results of operations, financial condition or cash flows through realized losses, impairments and changes in unrealized positions.

Uncertainty relating to the determination of LIBOR and the potential phasing out and replacement of LIBOR after 2021 may adversely affect our cost of capital, net investment income and mortgage reinsurance costs.

On July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. As a result, LIBOR and certain other indices which are currently utilized as benchmarks are not expected to be published after 2021. LIBOR is the benchmark rate that is used by many banks and issuers to set interests in loan documents. Recognizing the need to replace LIBOR, authorities in the United States convened the Alternative Reference Rate Committee (“ARRC”) in 2014 to identify a replacement for LIBOR. In 2017, the ARRC identified the Secured Overnight Financing Rate (“SOFR”), a combination of certain overnight repo rates, as its preferred alternative to LIBOR, and in April 2018, the Federal Reserve Bank of New York began publishing the SOFR rate. Because SOFR is an overnight rate, versus the various term rates that are available with LIBOR, and SOFR is also a risk-free rate, versus LIBOR which has an embedded credit charge, the transition from LIBOR to SOFR will require adjustments. The uncertainty of these adjustments, and the timing of when the transition will occur may adversely affect the value of and trading market for LIBOR-based securities. Moreover, the transition to SOFR from LIBOR for U.S. Dollar transactions as well as LIBOR transitions in other currencies and any future reform, replacement or disappearance of LIBOR may adversely affect the value of and return of our investment portfolio, our cost of capital and our cost of issuing Bellemeade mortgage risk transfer securities. We do not believe that it is possible to predict how markets will respond to the transition to SOFR from LIBOR on new or existing financial instruments or quantify the potential effect of any such event on us at this time. While we have an internal committee focused on managing the replacement of LIBOR for our investments and operations, we do not believe that it is possible to predict how markets will respond to the transition to SOFR, or any other rate, from LIBOR on new or existing financial instruments or quantify the potential effect of any such event on us at this time.

The determination of the amount of allowances and impairments taken on our investments is highly subjective and could materially impact our results of operations or financial position.

On a quarterly basis, we perform reviews of our investments to determine whether declines in fair value below the cost basis are considered other-than-temporary in accordance with applicable accounting guidance regarding the recognition and presentation of other-than-temporary impairments. The process of determining whether a security is other-than-temporarily impaired requires judgment and involves analyzing many factors. These factors include: an analysis of the liquidity, business prospects and overall financial condition of the issuer; the time period in which there was a significant decline in value; the significance of the decline; and the analysis of specific credit events. There can be no assurance that our management has accurately assessed the level of impairments taken and allowances reflected in our financial statements. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Historical trends may not be indicative of future impairments or allowances. Further, rapidly changing and unpredictable credit and equity market conditions could materially affect the valuation of securities carried at fair value as reported within our consolidated financial statements and the period-to-period changes in value could vary significantly. Decreases in value could have a material adverse effect on our financial condition and results of operations.

Certain of our investments are illiquid and are difficult to sell, or to sell in significant amounts at acceptable prices, to generate cash to meet our needs.

Our investments in certain securities, including certain fixed income and structured securities, investments in funds accounted for using the equity method, other alternative investments and strategic investments in joint ventures such as Watford, Premia and others, may be illiquid due to contractual provisions or investment market conditions. If we require significant amounts of cash on short notice in excess of anticipated cash requirements, then we may have difficulty selling these investments in a timely manner or may be forced to sell or terminate them at unfavorable values.

We may require additional capital or credit in the future, which may not be available or may only be available on unfavorable terms.

The capital requirements of our businesses depend on many factors, including regulatory and rating agency requirements, the performance of our investment portfolio, our ability to write new business successfully, the frequency and severity of catastrophe events and our ability to establish premium rates and reserves at levels sufficient to cover losses. We may need to raise additional funds through equity or debt financings. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. Equity financings could be dilutive to our existing shareholders and could result in the issuance of securities that have rights, preferences and privileges that are senior to those of our outstanding securities. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources” in our 2019 Form 10-K.

The loss of our key employees or our inability to retain them could negatively impact our business.

Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The pool of talent from which we actively recruit is limited. Although, to date, we have not experienced difficulties in attracting and retaining key personnel, the inability to attract and retain qualified personnel could have a material adverse effect on our financial condition and results of operations. In addition, our underwriting staff is critical to our success in the production of business. While we do not consider any of our key executive officers or underwriters to be irreplaceable, the loss of the services of our key executive officers or underwriters or the inability to hire and retain other highly qualified personnel in the future could delay or prevent us from fully implementing our business strategy which could affect our financial performance.

Our information technology systems may be unable to meet the demands of customers.

Our information technology systems service our insurance portfolios. Accordingly, we are highly dependent on the effective operation of these systems. While we believe that the systems are adequate to service our insurance portfolios, there can be no assurance that they will operate in all manners in which we intend or possess all of the functionality required by customers currently or in the future.

Our customers, especially our mortgage insurance customers, require that we conduct our business in a secure manner, electronically via the Internet or via electronic data transmission. We must continually invest significant resources in establishing and maintaining electronic connectivity with customers. In order to integrate electronically with customers in the mortgage insurance industry, we require electronic connections between our systems and those of the industry's largest mortgage servicing systems and leading loan origination systems. Our mortgage group currently possesses connectivity with certain of these external systems, but there is no assurance that such connectivity is sufficient and we are continually undertaking new electronic integration efforts with third-party loan servicing and origination systems. We also rely on electronic integrations in our insurance operations, both in the U.S. and the U.K. The extent to which our insurance operations utilize electronic connections with external systems will expand to address the increasing importance of the use of the information technology for our insurance customers. Our business, financial condition and operating results may be adversely affected if we do not possess or timely acquire the requisite set of electronic integrations necessary to keep pace with the technological demands of customers. See also “—Technology breaches or failures, including but not limited to, those resulting from a malicious cyber attack on us or our business partners and service providers, could disrupt or otherwise negatively impact our business and/or expose us to litigation.”

Technology breaches or failures, including, but not limited to, those resulting from a malicious cyber attack on us or our business partners and service providers, could disrupt or otherwise negatively impact our business and/or expose us to litigation.

We rely on information technology systems to process, transmit, store and protect the electronic information, financial data and proprietary models that are critical to our business. Furthermore, a significant portion of the communications between our employees and our business partners and service providers depends on information technology and electronic information exchange. Like all companies, our information technology systems are vulnerable to data breaches, interruptions or failures due to events that may be beyond our control, including, but not limited to, natural disasters, power outages, theft, terrorist attacks, computer viruses, hackers, errors in usage and general technology failures. Additionally, our employees and vendors may use portable computers or mobile devices which may contain duplicate or similar information to that in our computer systems, and these devices can be stolen, lost or damaged. Security breaches could expose us to the loss or misuse of our information, litigation and potential liability. In addition, cyber incidents that impact the availability, reliability, speed, accuracy or other proper functioning of these systems could have a significant negative impact on our operations and possibly our results. A cyber incident could also result in a violation of applicable privacy and other laws, damage our reputation, cause a loss of customers, adversely affect our stock price, cause us to incur remediation costs, increased cybersecurity protection costs and/or increased insurance premiums, and/or give rise to monetary fines and other penalties, any of which could be significant and could adversely affect our business.

We have outsourced certain technology and business process functions to third parties and may continue do so in the future. Our outsourcing of certain technology and business process functions to third parties may expose us to increased risk related to data security, service disruptions or the effectiveness of our control system, which could result in monetary and reputational damage or harm to competitive position. These risks could increase as vendors increasingly offer cloud-based software services rather than software services which can be run within our data centers.

We believe that we have established and implemented appropriate security measures to provide reasonable assurance that our information technology systems are secure and appropriate controls and procedures to enable us to identify and respond to unauthorized access to such systems. We regularly engage third parties to evaluate and test the adequacy of our most critical security measures, controls and procedures. Despite these security measures, controls and procedures, disruptions to and breaches of our information technology systems are possible. Because we rely on our technology systems for many critical functions, including connecting with our customers, if such systems were to fail or be attacked or breached, we may experience a significant disruption in our operations and in the business we receive and process, which could adversely affect our results of operations and financial condition.

In addition, the regulatory environment surrounding information security and privacy is increasingly changing. We are subject to EU, U.S. federal, state and other foreign laws and regulations regarding the protection of personal data and information. These laws and regulations are complex and sometimes conflict. We could be subject to fines, penalties and/or regulatory enforcement actions in one or more jurisdictions if any person, including any employee, disregards or breaches, whether intentionally or negligently, controls intended to protect the confidential information of our employees or clients. Failure to timely report breach incidents under these regulations may also result in fines, penalties and/or other enforcement actions. As an example, the New York State Department of Financial Services adopted a regulation pertaining to cybersecurity for all banking and insurance entities under its jurisdiction that came into effect March 1, 2017. California also enacted the CCPA, which took effect January 1, 2020 and grants California consumers certain rights to, among other things, access and delete data about them subject to certain exceptions, as well as a private right of action with statutory penalties. Additionally, GDPR came into effect on May 25, 2018, and requires businesses offering goods and services to, or monitoring the behavior of, customers in the EU to comply with onerous accountability obligations and significantly enhanced conditions to processing personal data. Non-compliance with the GDPR could result in a fine of up to 4% of a firm’s global annual revenue per violation. Our ability to conduct our business and our results of operations might be materially and adversely affected.

If the volume of low down payment mortgage originations declines, the amount of mortgage insurance we write in the U.S. could decline, which would reduce our mortgage insurance revenues.

The size of the U.S. mortgage insurance market depends in large part upon the volume of low down payment home mortgage originations. Factors affecting the volume of low down payment mortgage originations include, among others: restrictions on mortgage credit due to stringent underwriting standards and liquidity issues affecting lenders; changes in mortgage interest rates and home prices, and other economic conditions in the U.S. and regional economies; population trends, including the rate of household formation; and U.S. government housing policy. A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our U.S. new insurance written and reduce mortgage insurance revenues.

If the role of the GSEs in the U.S. housing market changes, or if the GSEs change other policies or practices, the amount of mortgage insurance that we write could decline, which would reduce our mortgage insurance revenues.

The GSEs are the beneficiaries of the significant majority of the insurance policies we issue as a result of their purchases, statutorily required or otherwise, of qualifying mortgage loans from lenders or investors. The charters of the GSEs require credit enhancement for low down payment mortgages in order for such loans to be eligible for purchase or guarantee by the GSEs. If the charters of the GSEs were amended to change or eliminate the acceptability of private mortgage insurance, our mortgage insurance business could decline significantly. The FHFA has also indicated the possibility of amending the Preferred Stock Purchase Agreements (“PSPAs”) that the GSEs have executed with the Department of Treasury or pursuing consent orders, in conjunction with releasing the GSEs from conservatorship, to place continuing restrictions on the GSEs post conservatorship. If the PSPAs include restrictions on the loans purchased by the GSEs, our mortgage insurance business could decline.

The premiums we charge for mortgage insurance on insured loans and the associated investment income may not be adequate to compensate for future losses from these loans.

We set premiums at the time a policy is issued based upon our expectations regarding likely performance over the life of insurance coverage. We generally cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, losses from higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by non-renewal or cancellation of insurance coverage. The premiums we charge on our insurance in force and the associated investment income may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect Arch MI U.S.’s results of operations and financial condition.

GSE eligibility requirements for mortgage insurers could require us to contribute additional capital to Arch MI U.S. in the future, and could negatively impact our results of operations and financial condition, or reduce our operating flexibility.

Substantially all of Arch MI U.S.’s insurance written has been for loans sold to the GSEs. The PMIERs apply to Arch Mortgage Insurance Company and United Guaranty Residential Insurance Company, which are GSE-approved mortgage insurers (“eligible mortgage insurers”). The PMIERs impose limitations on the type of risk insured, the forms and insurance policies issued, standards for the geographic and customer diversification of risk, procedures for claims handling, acceptable underwriting practices, standards for certain reinsurance cessions and financial requirements, among other things. The financial requirements require a mortgage insurer’s available assets, which generally include only the most liquid assets of an insurer, to meet or exceed “minimum required assets” as of each quarter end. Our eligible mortgage insurers each satisfied the PMIERs’ financial requirements as of December 31, 2019.

The revised PMIERs also impose additional operational requirements in areas such as claim processing, loss mitigation, underwriting, quality control, and reporting. The revised requirements have caused us to make changes to our business practices and incur additional costs in order to achieve and maintain compliance with the PMIERs. While we do not expect the revised PMIERs to have a significant impact on our operations or a material impact on our capital position the increase in capital required to satisfy the revised PMIERs may decrease our return on capital.

While we intend to continue to comply with these requirements, there can be no assurance that the GSEs will continue to treat Arch Mortgage Insurance Company or United Guaranty Residential Insurance Company as eligible mortgage insurers. If either or both of the GSEs were to cease to consider Arch Mortgage Insurance Company or United Guaranty Residential Insurance Company as eligible mortgage insurers and, therefore, cease accepting our mortgage insurance products, our results of operations and financial condition would be adversely affected.

The mix of business we write affects Arch MI U.S.’s losses and will affect the minimum required assets Arch MI U.S. is required to maintain in order to comply with PMIERs financial requirements.

Our mortgage insurance portfolio includes loans with loan-to-value ratios exceeding 95%, loans with FICO scores below 620, adjustable rate mortgages, (“ARMs”), and less-than A quality loans. Even when housing values are stable or rising, we expect higher default and claim rates for high loan-to-value loans, loans with lower FICO scores, ARMs and less-than A quality loans. Although we attempt to incorporate the higher default and claim rates associated with these loans into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will adequately compensate us for future losses from these loans. From time to time, we change the types of loans that we insure and the requirements under which we insure them. In 2017 and 2018, we modestly expanded our underwriting guidelines and we may further expand such guidelines in the future.

The geographic mix of Arch MI U.S.’s business could increase losses and harm our financial performance. We are affected by economic downturns and other events in specific regions of the United States where a large portion of our U.S. mortgage insurance business is concentrated. As of December 31, 2019, 7.7% of Arch MI U.S.’s primary risk-in-force was located in Texas, 7.1% was located in California and 5.3% was located in Florida. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Supplemental Information” in our 2019 Form 10-K.

Arch MI U.S.’s minimum required assets under the PMIERs will be determined, in part, by the particular risk profiles of the loans it insures. If, absent other changes, Arch MI U.S.’s mix of business changes to include more loans with higher loan-to-value ratios or lower credit scores, it will have a higher minimum required asset amount under the PMIERs and, accordingly, be required to hold more capital in order to maintain GSE eligibility.

Potential changes to state mortgage insurance regulations could reduce Arch MI U.S.’s profitability and its ability to compete with credit enhancement alternatives to mortgage insurance.

The NAIC, which reviews state insurance laws and regulations, has established a Mortgage Guaranty Insurance Working Group (“Working Group”) to make recommendations to the NAIC's Financial Condition Committee regarding changes to the NAIC’s Mortgage Guaranty Insurance Model Act. The Working Group has released a draft of the Model Act which includes proposed changes to minimum statutory capital requirements.

If the NAIC revises the Model Act, some state legislatures are likely to enact and implement part or all of the revised provisions. While we cannot predict the effect that any NAIC recommendations or future legislation may have on Arch MI U.S., such changes could reduce Arch MI U.S.’s profitability and its ability to compete with credit enhancement alternatives to mortgage insurance, which could adversely affect our financial condition or results of operations.

If servicers fail to adhere to appropriate servicing standards or experience disruptions to their businesses, our mortgage insurance operations could be adversely affected.

We depend on reliable, consistent third-party servicing of the loans that we insure. Among other things, our mortgage insurance policies require our customers and their servicers to timely submit premium and reports and utilize commercially reasonable efforts to limit and mitigate loss when a loan is in default. Without reliable, consistent third-party servicing, our insurance subsidiaries may be unable to correctly record new loans as they are underwritten, receive and process payments on insured loans and/or properly recognize and establish reserves on loans when a default exists or occurs but is not reported to us. In addition, if these servicers fail to limit and mitigate losses when appropriate, our losses may unexpectedly increase. If one or more servicers failed to adhere to these requirements, our financial results could be adversely affected.

The implementation of the Basel III Capital Accord may adversely affect the use of mortgage insurance by certain banks.

With certain exceptions, the Basel III Rules became effective on January 1, 2014. If further implementation of the Basel III Rules increases the capital requirements of banking organizations with respect to the residential mortgages we insure or does not provide sufficiently favorable treatment for the use of mortgage insurance, it could adversely affect the demand for mortgage insurance. In December 2017, the Basel Committee published final revisions to the Basel Capital Accord which is informally denominated in the U.S. as “Basel IV.” The Basel Committee expects the new rules to be phased-in beginning in January 2020 and fully implemented by January 2027. In October 2019, the EU stated that it will conduct an “impact study” of the new rules before implementation, indicating that additional changes are possible. Under these revised rules, banks using the standardized approach for credit risk management will determine the risk-weight for residential mortgages based on the loan-to-value ratio at loan origination, without consideration of mortgage insurance. As prescribed at the international level, the new standard would permit consideration of mortgage insurance, but only if the company issuing the insurance has a lower risk-weight than the underlying exposure. Mortgage insurance issued by private companies would not meet this test in connection with residential mortgage. Therefore, under the 2017 international agreement, mortgage insurance could not mitigate credit and lower the capital charge under the standardized approach. To date the U.S. banking agencies have not begun the implementation of Basel IV standards. If the Basel IV standard is implemented in the U.S. without modification, mortgage insurance would not lower the loan-to-value ratio of residential loans for capital purposes, and therefore the demand for this product may decrease. It is also possible that the U.S. regulatory agencies could determine that their current capital rules are at least as stringent as the Basel IV standards, in which case no change would be required regarding the treatment of mortgage insurance for capital purposes. However, if the U.S. agencies decide to implement the new standards drafted by the Basel Committee, mortgage insurance would not lower the loan-to-value ratio of residential loans for capital purposes, and therefore may decrease the demand for this product.

Further, it is possible (but not mandated by the Basel Capital Accord) that the banking agencies and the GSEs might likewise discontinue taking mortgage insurance into account when determining a mortgage’s loan-to-value ratio for prudential (non-capital) purposes. Additionally, a new risk-based capital proposal for the GSEs was published for comment by the FHFA in 2018. Under this proposal the capital requirements of these GSEs would take into account the existence of credit mitigants, such as mortgage insurance. However, mortgage insurance issued by monoline mortgage insurance companies would result in less capital relief than the capital relief afforded by other forms of credit mitigation, such as the issuance of credit-linked notes. In November 2019 the FHFA announced that it would re-propose the 2018 capital rules in 2020. In that announcement the FHFA explained that the re-proposed rule would be consistent with the goal of releasing the GSEs from conservatorship and ensuring that taxpayers will never be on the hook again during an economic downturn. If this rulemaking is finalized, a new capital framework for the Enterprises might disadvantage monoline mortgage insurance companies, or otherwise reduce the demand for this product. The capital rules proposed by FHFA may also prompt the banking regulators to re-examine the bank capital rules, and such action could disadvantage monoline mortgage insurance companies.

Some of the provisions of our bye-laws and our shareholders agreement may have the effect of hindering, delaying or preventing third party takeovers or changes in management initiated by shareholders. These provisions may also prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.

Some provisions of our bye-laws could have the effect of discouraging unsolicited takeover bids from third parties or changes in management initiated by shareholders. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors, since the board has the authority to overrule the operation of several of the limitations.

Among other things, our bye-laws provide: for a classified board of directors, in which the directors of the class elected at each annual general meeting holds office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders; that the number of directors is determined by the board from time to time by a vote of the majority of our board; that directors may only be removed for cause, and cause removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony or been found by a court to be liable for gross negligence or misconduct in the performance of his or her duties; that our board has the right to fill vacancies, including vacancies created by an expansion of the board; and for limitations on a shareholder’s right to raise proposals or nominate directors at general meetings. Our bye-laws provide that certain provisions which may have anti-takeover effects may be repealed or altered only with prior board approval and upon the affirmative vote of holders of shares representing at least 65% of the total voting power of our shares entitled generally to vote at an election of directors.

The bye-laws also contain a provision limiting the rights of any U.S. person (as defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) that owns shares of ACGL, directly, indirectly or constructively (within the meaning of section 958 of the Code), representing more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors. The votes conferred by such shares of such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. Notwithstanding this provision, the board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that the board considers fair and reasonable in all circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors. ACGL will assume that all shareholders (other than specified persons) are U.S. persons unless we receive assurance satisfactory to us that they are not U.S. persons.

The bye-laws also provide that the affirmative vote of at least 66 2/3% of the outstanding voting power of our shares (excluding shares owned by any person (and such person’s affiliates and associates) that is the owner of 15% or more (a “15% Holder”) of our outstanding voting shares) shall be required for various corporate actions, including: merger or consolidation of the company into a 15% Holder; sale of any or all of our assets to a 15% Holder; the issuance of voting securities to a 15% Holder; or amendment of these provisions; provided, however, the supermajority vote will not apply to any transaction approved by the board.

The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.

There are regulatory limitations on the ownership and transfer of our common shares.

The jurisdictions in which our insurance and reinsurance subsidiaries operate have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer's holding company. Where such laws apply to us and our subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with the regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is the acquisition of 10% or more of the voting power of the insurance company or its parent, although this presumption is rebuttable. Consequently, a person may not acquire 10% or more of our common shares without the prior approval of the applicable insurance regulators. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change in control of us, including transactions that some shareholders might consider to be desirable.

Our insurance and reinsurance subsidiaries are subject to regulation in various jurisdictions, and failure to comply with existing regulations or material changes in the regulation of their operations, or any investigations, inquiries or demands by government authorities, could adversely affect us.

Our insurance and reinsurance subsidiaries are subject to the laws and regulations of a number of jurisdictions worldwide, including Bermuda, the states in the U.S. in which such subsidiaries conduct business, the U.K., certain EU Member States, Canada, Switzerland, Australia and Hong Kong. Existing laws and regulations, among other things, limit the amount of dividends that can be paid to us by our insurance and reinsurance subsidiaries, prescribe solvency and capital adequacy standards, impose restrictions on the amount and type of investments that can be held to meet solvency and capital adequacy requirements, require the maintenance of reserve liabilities, and require pre-approval of acquisitions and certain affiliate transactions. Failure to comply with these laws and regulations or to maintain appropriate authorizations, licenses, and/or exemptions under applicable laws and regulations may cause governmental authorities to preclude or suspend our insurance or reinsurance subsidiaries from carrying on some or all of their activities, place one or more of them into rehabilitation or liquidation proceedings, impose monetary penalties or other sanctions on them or our affiliates, or commence insurance company delinquency proceedings against our insurance or reinsurance subsidiaries. The application of these laws and regulations by various governmental authorities, including authorities outside the U.S., may affect our liquidity and restrict our ability to expand our business operations through acquisitions or to pay dividends on our ordinary shares. Furthermore, compliance with legal and regulatory requirements may result in significant expenses, which could have a negative impact on our profitability.

In addition to legal and regulatory requirements, the insurance and reinsurance industry has experienced substantial volatility as a result of investigations, litigation and regulatory activity by various insurance, governmental and enforcement authorities, including the SEC, concerning certain practices within the insurance and reinsurance industry. Our involvement in any investigations, litigations or regulatory activity, including any related lawsuits, would cause us to incur legal costs and, if we or any of our insurance or reinsurance subsidiaries were found to have violated any laws or regulations, we could be required to pay fines and damages and incur other sanctions, perhaps in material amounts, which could have a material negative impact on our profitability.

Any such litigation or failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in suspensions, injunctions, monetary damages, fines or other sanctions, any or all of which could adversely affect our financial condition and results of operations.

Our reinsurance subsidiaries may be required to provide collateral to ceding companies, by applicable regulators, their contracts or other commercial considerations. Their ability to conduct business could be significantly and negatively affected if they are unable to do so.

Arch Re Bermuda is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the U.S., although Arch Re Bermuda has been approved as a “certified reinsurer” in certain U.S. states that allow reduced collateral for reinsurance ceded to such reinsurers. Arch Re Bermuda's contracts generally require it to post a letter of credit or provide other security, even in U.S. states where it has been approved for reduced collateral. State credit for reinsurance rules also generally provide that certified reinsurers such as Arch Re Bermuda must provide 100% collateral in the event their certified status is “terminated” or upon the entry of an order of rehabilitation, liquidation or conservation against a ceding insurer.

Although, to date, Arch Re Bermuda has not experienced any difficulties in providing collateral when required, if we are unable to post security in the form of letters of credit or trust funds when required, the operations of Arch Re Bermuda could be significantly and negatively affected.

ACGL is a holding company and is dependent on dividends and other distributions from its operating subsidiaries.

ACGL is a holding company whose assets primarily consist of the shares in our subsidiaries. Generally, ACGL depends on its available cash resources, liquid investments and dividends or other distributions from subsidiaries to make payments, including the payment of debt service obligations and operating expenses it may incur and any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares and common shares, and to fund the share repurchase program. The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends to ACGL and to intermediate parent companies owned by ACGL could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries. We believe that ACGL has sufficient cash resources and available dividend capacity to service its indebtedness and other current outstanding obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources” in our 2019 Form 10-K.

The service of process and enforcement of judgments against us or our directors or officers may be difficult.

We are a Bermuda company and some of our officers and directors are residents of various jurisdictions outside the U.S. All or a substantial portion of our assets and the assets of those persons may be located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon those persons or to recover against us or those persons on judgments of U.S. courts based on civil liabilities provisions of the U.S. federal securities laws even though we have appointed National Registered Agents, Inc., New York, New York, as our agent for service of process with respect to actions based on offers and sales of securities made in the U.S. Because there is no treaty in effect between the U.S. and Bermuda providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters, a final judgment for the payment of money rendered by a court in the U.S. based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in Bermuda, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Further, no claim may be brought in Bermuda against us or our directors and officers for violation of U.S. federal securities laws, as such laws do not have force of law in Bermuda. A

Bermuda court may, however, impose civil liability on us or our directors and officers in a suit brought in the Supreme Court of Bermuda if the facts alleged in the complaint constitute or give rise to a cause of action under Bermuda law.

Our international business is subject to applicable laws and regulations relating to sanctions and foreign corrupt practices, the violation of which could adversely affect our operations.

We must comply with all applicable economic sanctions and anti-bribery laws and regulations of the U.S. and other foreign jurisdictions where we operate, including the U.K., Ireland and the EU. U.S. laws and regulations applicable to us include the economic trade sanctions laws and regulations administered by the Treasury’s Office of Foreign Assets Control as well as certain laws administered by the U.S. Department of State. New sanction regimes may be initiated, or existing sanctions expanded, at any time, which can immediately impact our business activities. In addition, we are subject to the Foreign Corrupt Practices Act and other anti-bribery laws such as the U.K. Bribery Act that generally bar corrupt payments or unreasonable gifts to foreign governments or officials. Although we have policies and controls in place that are designed to ensure compliance with these laws and regulations, it is possible that an employee or intermediary could fail to comply with applicable laws and regulations. In such event, we could be exposed to civil penalties, criminal penalties and other sanctions, including fines or other punitive actions. In addition, such violations could damage our business and/or our reputation. Such criminal or civil sanctions, penalties, other sanctions, and damage to our business and/or reputation could have a material adverse effect on our financial condition and results of operations.

The impact of COVID-19 and related risks could materially affect our results of operations, financial position and/or liquidity.

The continuing global pandemic related to the novel coronavirus COVID-19 has impacted the global economy, financial markets and our results of operations. In addition, COVID-19 could materially disrupt the business operations of third parties with whom we interact. Because of the size and breadth of this pandemic, all of the direct and indirect consequences of COVID-19 are not yet known and may not emerge for some time.

The pandemic could have a significant effect on our Company’s business, results of operations, and current and future financial performance. We may experience higher levels of loss and claims activity in certain lines of business and our premiums written and earned could also be adversely affected by a suppression of global commercial activity that results in a reduction in insurable assets and other exposure. Conditions of the financial markets resulting from the virus may also have a negative effect on the value and quality of the assets we hold within our portfolio of invested assets, thereby adversely affecting our investment income and increasing our credit and related risk. Certain lines of our business may require additional forms of collateral in the event of a decline in the fair value of securities and benchmarks to which those repayment mechanisms are linked. The continued impacts of the pandemic to the financial markets may also adversely affect our ability to fund through public or private equity offerings, debt financings, and through other means at acceptable terms. For a further discussion, see “—Risks Relating to our Company—We could face unanticipated losses from war, terrorism, cyber-attacks, pandemics and political instability, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations” and “—Risks Relating to our Company—Emerging claim and coverage issues may adversely affect our business”.

The disruption in the financial markets related to COVID-19 has contributed to net realized losses, primarily due to the impact of changes in fair value on our equity investments and, to a lesser extent, our fixed-income investment portfolio. Our corporate fixed income portfolio may be adversely impacted by ratings downgrades, increased bankruptcies and credit spread widening in distressed industries, such as energy, gaming, lodging and leisure, autos, airlines and retail. In addition, in recent years, many state and local governments have been operating under deficits or projected deficits. These deficits may be exacerbated by the costs of responding to COVID-19 and reduced tax revenues due to adverse economic conditions. The severity and duration of these deficits could have an adverse impact on the collectability and valuation of our municipal bond portfolio. Our investment portfolio also includes residential mortgage-backed securities, commercial mortgage-backed securities and commercial mortgage loans, all of which could be adversely impacted by declines in real estate valuations and/or financial market disruption, including a heightened collection risk on the underlying mortgages and on rent receivables. Further disruptions in global financial markets due to the continuing impact of COVID-19 could result in additional net realized investment losses, including potential impairments in our fixed income portfolio. In addition, declines in fixed income yields would result in decreases in net investment income from future investment activity, including re-investments. Furthermore, issuers of the investments we hold under the equity method of accounting report their financial information to us one month to three months following the end of the reporting period. Accordingly, the adverse impact of the recent disruption in global financial markets on equity method income from these investments is not reflected in our results for the

2020 first quarter, and we expect that equity method income from these investments could be significantly negative in the 2020 second quarter. Further disruptions in global financial markets could adversely impact our net investment income in future periods from its non-fixed income investment portfolio. For further discussion of the risks related to our investment portfolio see  “—Risks Relating to Our Company—We may be adversely affected by changes in economic conditions, including interest rate changes” and “—Risks Relating to Our Company—The determination of the amount of allowances and impairments taken on our investments is highly subjective and could materially impact our results of operations or financial position.”

Our UK subsidiary has been selected by the UK regulator as one of the insurers which is subject to a test case that is to be brought before the courts on an expedited basis with the aim of clarifying the extent to which business interruption coverage in policies should respond to COVID-19 claims. The outcome of this case will be binding on the participating insurers in relation to the policy wordings that are to be examined and may have a persuasive impact on the wider assessment of business interruption claims arising from COVID-19. Depending on the outcome of this case it is possible that this may require the insurer to adjust its current assessment of the impact of such claims.

Governmental, regulatory and rating actions in response to the COVID-19 pandemic may adversely affect our financial performance and our ability to conduct our businesses as we have in the past.

Federal, state and local government actions in the U.S. and other countries where we do business to address and mitigate the impact of COVID-19 may adversely affect us. For example, we are potentially subject to legislative and/or regulatory action that seeks to retroactively mandate coverage for losses which our insurance policies were not designed or priced to cover. Currently, in some states there is proposed legislation to require insurers to cover business interruption claims irrespective of terms, exclusions or other conditions included in the policies that would otherwise preclude coverage. In addition, a number of states have instituted, and other states are considering instituting, changes designed to effectively expand workers' compensation coverage by creating presumptions of compensability of claims for certain types of workers. Regulatory restrictions or requirements could also impact pricing, risk selection and our rights and obligations with respect to our policies and insureds, including our ability to cancel policies or our right to collect premiums. At least one state regulator has issued an order requiring insurers to issue premium refunds, and regulators in other states could take similar actions. Many insurers, including us, have also voluntarily provided, and may further provide, premium refunds to their customers. It is also possible that changes in economic conditions and steps taken by federal, state and local governments in response to COVID-19 could require an increase in taxes at the federal, state and local levels, which would adversely impact our results of operations.

A number of proposals have been introduced or proposed to alter the financing of pandemic-related risk in several of the markets in which we operate. For example, on May 22, 2020, the “Pandemic Risk Insurance Act of 2020” (PRIA) was introduced in the U.S. House of Representatives, which would establish a prospective, federal program for pandemic risks in respect of losses occurring on or after January 1, 2021. We expect that Congress will evaluate this and other options for a program to address pandemic risks. It is possible that any such proposal, if ultimately adopted in the United States or other jurisdictions in which we provide coverage, could have adverse or unforeseen impacts, such as reducing private market opportunities for insurance, reinsurance or other risk transfer products. These and other future legislative, regulatory or judicial actions could have a material adverse impact on our business and make it difficult to predict the total amount of losses we could incur as a result of the COVID-19 pandemic, but these losses could be significant.

In addition, we expect the pandemic to result in a material increase in new defaults as borrowers fail to make timely payments on their mortgages, including as a result of entering mortgage forbearance programs that allow borrowers to defer mortgage payments, which may impact our eligible insurers’ ability to remain compliant with the Private Mortgage Insurers Eligibility Requirements (“PMIERs”) financial requirements. On March 18, 2020, the Federal Housing Finance Agency (“FHFA”) directed Fannie Mae and Freddie Mac (the “GSEs”), the primary purchasers of mortgages insured by the Company, to suspend foreclosures and evictions for at least 60 days and to provide payment forbearance to borrowers impacted by COVID-19. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was enacted. The CARES Act suspends foreclosures and evictions for at least 60 days from March 18, 2020, on mortgages purchased or securitized by the GSEs. In addition, the CARES Act provides for payment forbearance for up to 360 days to borrowers experiencing a hardship during the COVID-19 emergency.

Consistent with the CARES Act, the GSEs will provide a forbearance plan to any borrower who requests a forbearance with an attestation of the financial hardship caused by the COVID-19 emergency; and no additional documentation other than the borrower’s attestation to a financial hardship caused by the COVID-19 emergency is required. It is unclear how many borrowers will obtain forbearance plans, the length of assistance borrowers will require, and whether borrowers will be able to resume their mortgage payments thereafter. Increases in unemployment as well as borrowers entering into forbearance plans will result in higher notices of delinquency (“NODs”) which may have an adverse impact on our results or operations. In addition, as a result of COVID-19-related relief programs, the defaults related to the pandemic, if not cured, could remain in our defaulted loan inventory for a protracted period of time, potentially resulting in higher levels of claim severity for those loans that ultimately result in a claim. There may be additional, extended or extensive forbearance programs or other changes in regulations or laws which may adversely impact our mortgage insurance segment.

When a borrower obtains a forbearance plan and does not make their mortgage payment for two consecutive months, the servicer will report the NOD with a special code that indicates the loan is subject to a COVID-19 related forbearance plan. Under PMIERs, eligible insurers are required to hold additional risk-based required assets for delinquent mortgages. However, this amount is reduced for mortgages backed by a property located in a FEMA Declared Major Disaster Area that are either 1) subject to a forbearance plan executed in response to a FEMA Declared Major Disaster Area eligible for Individual Assistance, or 2) has an initial default date occurring up to either (i) 30 days prior to or (ii) 90 days following the Major Disaster event. FEMA has issued Major Disaster Area declarations in all states related to COVID-19, noting the incident date as January 20, 2020. It is unclear whether the GSEs will provide updated PMIERs guidance related to the risk-based required asset factor applicable to delinquencies and forbearance plans related to COVID-19 or the application of the incident date. In addition, the Company is reliant on the accurate reporting of servicers to correctly identify which NODs are subject to COVID-19 related forbearance plans.

The rating agencies continually review the financial strength ratings assigned to the Company and its subsidiaries, and the ratings are subject to change. The COVID-19 pandemic and its impact on financial results and condition, could cause one or more of the rating agencies to downgrade the ratings assigned to the Company and its subsidiaries.

The disruption and other effects caused by COVID-19 could adversely impact our business operations, which could adversely affect our financial performance and results.

To protect our employees and in response to the global and regional restrictions on interpersonal contact and travel because of the COVID-19 pandemic, our work force (other than a small percentage of workers performing services which require them to visit the office) is working remotely, placing increased demands on our IT systems. Remote working arrangements may increase the risk of cyber-security attacks or data security incidents. While we have continued to conduct our business effectively, there is no assurance that our ability to continue to function in this new environment will not be adversely affected by an extended period of limited access to our physical facilities or by other developments such as an extended disruption to our systems that support our remote work capability. We depend on third-party platforms and other infrastructure to provide certain of our products and services, and such third-party infrastructures face similar risks. In addition, the continuation of the COVID-19 pandemic may continue to adversely affect our business operations, including our ability to carry on business development activities and unavailability of employees due to illness or quarantines, among others. For a further discussion, see  “—Risks Relating to Our Company—Our information technology systems may be unable to meet the demands of customers” and “—Risks Relating to Our Company—Technology breaches or failures, including, but not limited to, those resulting from a malicious cyber-attack on us or our business partners and service providers, could disrupt or otherwise negatively impact our business and/or expose us to litigation.”

Risks Relating to the Notes
We will be required to defer payment of the principal amount of the notes beyond the applicable Scheduled Maturity Date if the applicable Conditions to Redemption are not satisfied with respect to the notes on such date.

You may be required to bear the financial risks of an investment in the notes beyond the Scheduled Maturity Date for the notes. We will be required to defer payment of the principal amount of the notes beyond the Scheduled Maturity Date for the notes if the applicable Conditions to Redemption with respect to the notes are not met on such date. Any such deferral could last for an indefinite period of time. The Conditions to Redemption include the requirement that (a) we have sufficient capital to satisfy the Solvency Capital Requirement (as defined herein) and (b) we would have sufficient capital to satisfy the Solvency Capital Requirement after giving effect to the repayment of the Notes. If the payment of the principal amount of the notes is deferred on the applicable Scheduled Maturity Date because of the failure to satisfy the applicable Conditions to Redemption with respect to the notes, you will only be entitled to receive the principal amount of your notes after we have determined that the applicable Conditions to Redemption with respect to the notes have been met. Holders will have no remedies against us for nonpayment as a result of a failure to meet the Conditions to Redemption. See “Description of Notes

—Principal and Interest”. Although we may be required in certain circumstances, including if the Conditions to Redemption are not met as of the applicable Solvency Test Date (as defined herein) or any date thereafter and prior to the Scheduled Maturity Date or the Final Maturity Date, as may be applicable, to use Commercially Reasonable Efforts (as defined herein) to raise proceeds from the issuance of Qualifying Securities (as defined herein) in an amount at least equal to the principal amount of the notes due to be repaid, such issuance would be subject to market and other conditions and there can be no assurance that we would be able to issue such Qualifying Securities at such time. Failure to use such Commercially Reasonable Efforts will not constitute a default or an event of default or give rise to a right of acceleration of payment of the notes or any similar remedy under the terms of the indenture or the notes, but may constitute a breach of covenant under the indenture for which the sole remedy would be a suit to enforce specific performance of such covenant (subject to the provisions of the indenture described in the “Description of Notes”).

Our credit ratings, including ratings on our long-term debt including the notes, may be downgraded.

We have sought to obtain ratings for the notes. However, if any ratings are assigned to the notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the notes. A rating is not a recommendation to purchase, sell or hold any particular security, including the notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the notes may not reflect all risks related to us and our business, or the structure or market value of the notes. Ratings reflect only the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Real or anticipated changes in our credit ratings could have an adverse effect on the market price of the notes. A downgrade in our credit ratings could affect our ability to obtain financing and/or the terms of such financing. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings and there is no requirement in the indenture to maintain any particular rating. Each agency’s rating should be evaluated independently of any other agency’s rating. See also “—Risks Relating to Our Company—A downgrade in our ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.”

An active trading market for the notes may not develop.

The notes constitute new issues of securities with no established trading market. We cannot assure you that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell their notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, we cannot give any assurance as to the liquidity of, or trading markets for, the notes. The notes are not listed, and we do not plan to apply to list the notes on any securities exchange or to include them in any automated quotation system.

The notes are obligations of ACGL and not of our operating subsidiaries and will be effectively subordinated to the claims of the operating subsidiaries’ creditors.

The notes will be an obligation of ACGL and not of its subsidiaries. ACGL is a holding company and, accordingly, it conducts substantially all of its operations through its operating subsidiaries. As a result, ACGL’s cash flow and its ability to service its debt, including the note guarantee, depend upon the earnings of its operating subsidiaries and on the distribution of earnings, loans or other payments from such subsidiaries to ACGL. See “—Risks Relating to our Company—ACGL is a holding company and is dependent on dividends and other distributions from its operating subsidiaries.”
The operating subsidiaries of ACGL are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide ACGL with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In addition to being limited by the financial condition and operating requirements of such subsidiaries, any payment of dividends, distributions, loans or advances by ACGL’s subsidiaries to ACGL could be subject to statutory or contractual restrictions. Moreover, since certain of ACGL’s subsidiaries are insurance companies, their ability to pay dividends to ACGL is subject to regulatory limitations. See “Business—Regulation” in the 2019 Form 10-K.
The rights of ACGL to receive any assets of any of its subsidiaries upon liquidation or reorganization of such subsidiaries, and therefore the rights of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of such subsidiary’s creditors including amounts owed to holders of reinsurance and insurance policies. In addition, even if ACGL was a creditor of any of its subsidiaries, the rights of ACGL as a creditor would be subordinate to any security interest in the assets of such subsidiaries and any indebtedness of such subsidiaries senior to that held by it. The notes would also be effectively subordinated to the rights of the holders of any preferred shares issued by the subsidiaries of ACGL, as applicable, whether currently outstanding or issued hereafter.
Your right to receive payments on the notes is effectively subordinated to those lenders who have a security interest in the assets of ACGL.
The notes are unsecured. In the future, ACGL may incur indebtedness that is secured by certain or substantially all of their respective tangible and intangible assets, including the equity interests of each of their existing and future subsidiaries. If ACGL were unable to repay any such secured indebtedness, the creditors of such obligations could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes offered hereby at such time. In any such event, because the notes and the indenture governing the notes are unsecured, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to fully satisfy your claims.
The issuer may, subject to the Conditions to Redemption, redeem the notes prior to their maturity date and you may not be able to reinvest the proceeds in a comparable security.
Subject to the Conditions to Redemption, the notes may be redeemed at any time or from time to time at the redemption prices described in “Description of Notes—Optional Redemption.” The notes also may be redeemed, subject to the Conditions to Redemption, in certain circumstances following a Tax Event, as described under “Description of Notes— Redemption for Tax Purposes.” In the event the notes are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes.
The indenture under which the notes will be issued will contain only limited protection for holders of the notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger, amalgamation or similar transaction in the future.
The indenture under which the notes will be issued may not sufficiently protect holders of notes in the event that ACGL is involved in a highly leveraged transaction, reorganization, restructuring, merger, amalgamation or similar transaction. The indenture will not contain any provisions restricting ACGL or any of its subsidiaries’ ability to:

•	incur additional debt,

•	pay dividends on or purchase or redeem capital stock;

•	sell assets (other than certain restrictions on our ability to consolidate, merge, amalgamate or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries);

•	create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions; or

•	create restrictions on the payment of dividends or other amounts to ACGL from its subsidiaries.
Additionally, the indenture will not require ACGL to offer to purchase the notes in connection with a change of control or require that ACGL or its subsidiaries adhere to any financial tests or ratios or specified levels of net worth.
The notes may not constitute Tier 3 Capital.

We have applied for and expect to receive from the BMA, approval which will permit the notes to qualify as Tier 3 Capital under the Group Supervision Rules (subject to any applicable limitations on the amount of such capital). However, there is a risk that following any change to the Group Supervision Rules, the notes will cease to qualify as Tier 3 Capital of the issuer or the Insurance Group (whether on a solo, group or consolidated basis). Under such circumstances, we may be required to raise additional capital that would constitute Tier 3 Capital or better capital treatment under the Group Rules (as defined herein) at such time. Any such capital raise would be subject to market and other conditions, and there can be no assurance that we would be able to raise such capital when needed.

Risks Relating to Taxation

We and our non-U.S. subsidiaries may become subject to U.S. federal income taxation, including as a result of changes in tax law.

ACGL and its non-U.S. subsidiaries intend to operate their businesses in a manner that will not cause them to be treated as engaged in a trade or business in the U.S. and, thus, will not require them to pay U.S. federal income taxes (other than U.S. excise taxes on insurance and reinsurance premiums and withholding taxes on certain U.S. source investment income) on their income. However, because there is uncertainty as to the activities which constitute being engaged in a trade or business in the U.S., there can be no assurances that the IRS will not successfully contend that ACGL or its non-U.S. subsidiaries are engaged in a trade or business in the U.S. If ACGL or any of its non-U.S. subsidiaries were subject to U.S. federal income tax, our shareholders' equity and earnings could be adversely affected.

Congress has been considering several legislative proposals intended to eliminate certain perceived tax advantages of Bermuda and other non-U.S. insurance companies. There is no assurance that any such legislative proposal will not be enacted into law and any such enacted law would not have a material and adverse effect on the income tax liabilities of us or any of our subsidiaries.

The enactment and implementation of the Tax Cuts Act may have a material and adverse impact on our operations and financial condition.

The Tax Cuts and Jobs Act of 2017 (“Tax Cuts Act”) includes significant changes to the taxation of business entities. These changes include, among others, a permanent reduction to the U.S. federal corporate income tax rate. Notwithstanding the reduction in such corporate income tax rate, the overall impact of this tax reform is uncertain, and our business and financial condition could be materially and adversely affected.

Certain provisions in the Tax Cuts Act could have a material and adverse impact on our financial condition and business operations. One such provision imposes a 10% minimum base erosion and anti-abuse tax (increased to 12.5% for the 2026 taxable year and the subsequent taxable years) on the “modified taxable income” of a U.S. corporation (or a non-U.S. corporation engaged in a U.S. trade or business) over such corporation’s regular U.S. federal income tax, reduced by certain tax credits. The “modified taxable income” of a corporation is determined without deduction for certain payments by such corporation to its non-U.S. affiliates (including reinsurance premiums). Other provisions of the Tax Cuts Act that could have a material and adverse impact on us include a provision that defers or disallows a U.S. corporation’s deduction of interest expense to the extent such interest expense exceeds a specified percentage of such U.S. corporation’s “adjusted taxable income” and a provision that adjusts the manner in which a U.S. property and casualty insurance company computes its loss reserve. There is no assurance that a subsequent change in tax laws will not materially and adversely affect our operations and financial condition.

The results of the 2020 U.S. presidential election could have further impacts on our industry if new legislative or regulatory reforms are adopted. We are unable to predict at this time the effect of any such reforms.

Our non-U.K. companies may be subject to U.K. tax that may have a material adverse effect on our results of operations.

We intend to operate in such a manner so that none of our companies, other than our U.K. subsidiaries and branch operations (the “U.K. Group”), should be resident in the U.K. for tax purposes or carry on a trade, whether or not through a permanent establishment, in the U.K. Accordingly, we do not expect that any of our other subsidiaries, other than the U.K. Group, should be subject to U.K. tax. Case law has held that whether or not a trade is being carried on in the U.K. is a matter of fact and emphasis is placed on where the operations take place from which the profits in substance arise. HM Revenue and Customs might contend successfully that one or more of our subsidiaries, in addition to the U.K. Group, is carrying on a trade in the U.K. For U.K. tax purposes, a non-U.K. tax resident company will be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the U.K. Moreover, that subsidiary may still be subject to U.K. income tax if it carries on a trade in the U.K., without a permanent establishment, unless it is entitled to the protection afforded by a double tax treaty between the U.K. and the jurisdiction in which that company is resident. If any of our subsidiaries is treated as resident, or carrying on a trade, in the U.K., whether or not through a permanent establishment, and, therefore, subject to U.K. tax, our results of operations could be materially adversely affected.

We may become subject to taxes in Bermuda after March 31, 2035, which may have a material adverse effect on our results of operations.

Under current Bermuda law, we are not subject to tax on income, profits, withholding, capital gains or capital transfers. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or our operations until March 31, 2035. However, we could be subject to taxes in Bermuda after that date. The assurance obtained from the Minister of Finance of Bermuda does not, however, prevent the imposition of taxes on any person ordinarily resident in Bermuda or any company in respect of its ownership of real property or leasehold interests in Bermuda.

The impact of Bermuda's letter of commitment to the OECD to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

The Organization for Economic Cooperation and Development (“OECD”) has published reports and launched a global initiative among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. Bermuda was not listed in the most recent report as an uncooperative tax haven jurisdiction because it had previously committed to eliminate harmful tax practices, to embrace international tax standards for transparency, to exchange information and to eliminate an environment that attracts business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

The impact of commitments made by the government of Bermuda in order to avoid being named on the EU’s list of non-cooperative tax jurisdictions is uncertain and could have an adverse effect on our results of operations.

Following a year-long screening process, on December 5, 2017 the Council of the European Union published its list of non-cooperative jurisdictions for tax purposes (the “EU Blacklist”). Bermuda was not named on the EU Blacklist due to commitments made by its government to improve certain “substance requirement” deficiencies that were identified by the EU during the screening process. This commitment led to the passing of the Economic Substance Act 2018 in December 2018 (the “ES Act”). See “Business—Regulation—Economic Substance Act” on our 2019 Form 10-K for further details. As noted above, the ES Act requires in-scope Bermuda entities (other than an entity which is resident for tax purposes in certain jurisdictions outside of Bermuda (“non-resident entity”) that carries on as a business any one or more of the “relevant activities” referred to in the ES Act to demonstrate that they have adequate economic substance in Bermuda. Broadly, this is expected to be the case where an entity can demonstrate it has adequate income generating activities, employees, premises, and expenditure incurred in Bermuda, although the meaning of “adequate” in this context remains unclear. Further, the speed with which the ES Act was implemented, and the uncertainties in its interpretation, make it difficult to predict its future impact. Any entity found to be lacking adequate economic substance could face automatic disclosure to competent authorities in the EU of the information filed by the entity with the Bermuda Registrar of Companies in connection with the economic substance requirements and may also face financial penalties, restriction or regulation of its business activities and/or may be struck off as a registered entity in Bermuda. As a result, there is a risk that non-compliance with its economic substance requirements under the ES Act could require Arch to enhance its infrastructure in Bermuda, and this may result in some additional operational expenditures, increased tax liabilities and/or compliance costs for Arch.

We may become subject to increased taxation in Bermuda and other countries as a result of the OECD's plan on “Base erosion and profit shifting.”

The OECD, with the support of the G20, initiated the “base erosion and profit shifting” (“BEPS”) project in 2013 in response to concerns that international tax standards have not kept pace with changes in global business practices and that changes are needed to international tax laws to address situations where multinationals may pay little or no tax in certain jurisdictions by shifting profits away from jurisdictions where the activities creating those profits may take place. In October 2015, the OECD issued “final reports” in connection with the BEPS project. The final reports were approved for adoption by the G20 finance ministers in November 2015. The final reports provide the basis for international standards for corporate taxation that are designed to prevent, among other things, the artificial shifting of income to tax havens and low-tax jurisdictions, the erosion of the tax base through interest deductions on intercompany debt and the artificial avoidance of permanent establishments (i.e., tax nexus with a jurisdiction).

Legislation to adopt these standards has been enacted or is currently under consideration in a number of jurisdictions to implement these standards, including country by country reporting. As a result, our income may be taxed in jurisdictions where it is not currently taxed and at higher rates of tax than currently taxed, which may substantially increase our effective tax rate. Also, the continued adoption of these standards may increase the complexity and costs associated with tax compliance and adversely affect our financial position and results of operations.

In May 2019, the OECD published a “Programme of Work,” divided into two pillars, which is designed to address the tax challenges created by an increasing digitalized economy. Pillar One addresses the broader challenge of a digitalized economy and focuses on the allocation of group profits among taxing jurisdictions based on a market-based concept rather than historical “permanent establishment” concepts. Pillar Two addresses the remaining BEPS risk of profit shifting to entities in low tax jurisdictions by introducing a global minimum tax and a proposed tax on base eroding payments, which would operate through a denial of a deduction or imposition of source-based taxation (including withholding tax) on certain payments. In January 2020, the OECD released a statement excluding most financial services activities, including insurance activities, from the scope of the profit reallocation mechanism in Pillar I. The OECD statement cited the presence of commercial (rather than consumer) customers as grounds for the carve-out, but also acknowledged that a “compelling case” could be made that the consumer-facing business lines of insurance companies should be excluded from the scope of Pillar I given the impact of regulations and licensing requirements that typically ensure that residual profits are largely realized in local customer markets. However, the OECD noted that the proper scope for Pillar I as applied to “unregulated elements of the financial services sector” may require further consideration. The OECD expects to reach agreement on key policy issues by July 2020, with a final proposal to be agreed to by the participating members by the end of 2020 and incorporated into local jurisdiction tax laws and treaties sometime shortly thereafter. To date, the proposal has been written broadly enough to potentially apply to our activities, and we are unable to determine at this time when such measures would be implemented and if so, whether they will be in a form that would have a material adverse impact on our operations and results.

The EU’s review of harmful tax competition could adversely affect our business, financial condition and results of operations.

During 2017, the EU Economic and Financial Affairs Council (“ECOFIN”) released a list of noncooperative jurisdictions for tax purposes. The stated aim of this list, and accompanying report, was to promote good governance worldwide in order to maximize efforts to prevent tax fraud and tax evasion. Bermuda was not on the list of non-cooperative jurisdictions, but did feature in the report (along with approximately 40 other jurisdictions) as having committed to address concerns relating to economic substance by December 31, 2018. In accordance with that commitment, Bermuda has enacted legislation that requires certain entities in Bermuda engaged in “relevant activities” to maintain a substantial economic presence in Bermuda and to satisfy economic substance requirements. The list of “relevant activities” includes carrying on as a business any one or more of: banking, insurance, fund management, financing and leasing, headquarters, shipping, distribution and service center, intellectual property and holding entities. Any entity that must satisfy economic substance requirements but fails to do so could face automatic disclosure to competent authorities in the EU of the information filed by the entity with the Bermuda Registrar of Companies in connection with the economic substance requirements and may also face financial penalties, restriction or regulation of its business activities and/or may be struck off as a registered entity in Bermuda.

On 19 July 2019, the OECD’s Forum on Harmful Tax Practices formally reported its approval of Bermuda’s economic substance legislative framework and Bermuda is currently listed on the EU’s “white list” for cooperative jurisdictions.

At present, the impact of these new economic substance requirements is unclear, and it is impossible to predict the nature and effect of these requirements on us. The new economic substance requirements may increase the complexity and costs of carrying on our business and adversely affect our financial condition and results of operations.

Application of the EU Anti-Tax Avoidance Directives

As part of the BEPS project, the EU Council adopted on 12 July 2016 Council Directive (EU) 2016/1164 ("ATAD I"), as amended by Council Directive (EU) 2017/952 ("ATAD II", together with ATAD I, "ATAD"), to provide for minimum standards across EU Member States for tackling aggressive tax planning involving hybrid tax mismatches and interest deductibility. ATAD I was required to be transposed into domestic Member State law with effect from January 1, 2019, while ATAD II was required to be transposed into domestic Member State law with effect from January 1, 2020 (with an exception in respect of reverse hybrid mismatch provisions, which should take effect from January 1, 2021). The full impact of the application of ATAD is not yet clear. However, ATAD could adversely affect our financial position and operations, including through the increase of our: (i) our tax burden; (ii) expenditure to ensure compliance; and (iii) administrative burden.

USE OF PROCEEDS
We expect to receive approximately $    million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes.

CAPITALIZATION
The following table sets forth our capitalization at March 31, 2020 on:

•	an actual basis; and

•	an as adjusted basis to give effect to this offering and the application of net proceeds, as if such actions had occurred on March 31, 2020.
The following should be read in conjunction with our financial statements and the notes related thereto which are included in our 2020 First Quarter Form 10-Q.

	March 31, 2020
(in thousands, except for par value data)	Actual	As adjusted for this offering
Debt:
4.011% Senior Notes due 2026 of Arch Capital Finance LLC (1)	$500,000	$500,000
6.500% Watford Notes due 2029 (1)(2)	140,000	140,000
7.350% Senior Notes due 2034 of ACGL (1)	300,000	300,000
5.144% Senior Notes due 2043 of Arch Capital Group (U.S.) Inc. (1)	500,000	500,000
5.031% Senior Notes due 2046 of Arch Capital Finance LLC (1)	450,000	450,000
% Senior Notes due 2030 of ACGL offered hereby	—
% Senior Notes due 2050 of ACGL offered hereby	—
Revolving credit facility borrowings(3)	500,587	500,587
Total debt	2,390,587

Shareholders’ Equity:
Series E Non-Cumulative Preferred Shares (18,000 issued and outstanding)	450,000	450,000
Series F Non-Cumulative Preferred Shares (13,200 issued and outstanding)	330,000	330,000
Common shares ($0.0011 par value, 600,000,000 shares authorized, and 577,386,799 shares issued and outstanding)(4)	642	642
Additional paid-in capital	1,921,487	1,921,487
Retained earnings	11,132,268	11,132,268
Accumulated other comprehensive income, net of deferred income tax	21,944	21,944
Common shares held in treasury, at cost (shares: 171,776,932)	(2,489,097)	(2,489,097)
Non-redeemable noncontrolling interests(5)	492,785	492,785
Total shareholders’ equity	11,860,029	11,860,029
Total capitalization	$14,250,616
Selected ratios:
Ratio of total debt to total capitalization	16.8%
Ratio of total preferred shares to total capitalization	5.5%
Ratio of total debt and total preferred shares to total capitalization	22.3%
____________________

(1)
Does not reflect debt issuance costs of $3.1 million for the 4.011% Senior Notes, $2.5 million for the 6.5% Watford Notes, $2.7 million for the 7.35% Senior Notes, $5.1 million for the 5.144% Senior Notes and $4.7 million for the 5.031% Senior Notes.

(2)
In 2014 we acquired approximately 11% of Watford Holdings Ltd. Watford Holdings Ltd. is the parent of Watford Re Ltd., a multi-line Bermuda reinsurance company (together with Watford Holdings Ltd., “Watford”). Amounts are shown net of the elimination of amounts owned by Arch Capital Group (U.S.) Inc. Watford is considered a variable interest entity and therefore included in ACGL’s consolidated financial statements. However, the Company does not guarantee or provide credit support for Watford, and the Company’s financial exposure to Watford is limited to its investment in Watford’s common, preferred shares and senior notes and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions.

(3)
Amounts reflect borrowings by Watford Re under its secured credit facility. Watford is considered a variable interest entity and therefore included in ACGL’s consolidated financial statements. However, the Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford is limited to its investment in Watford’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions.

(4)	The number of common shares outstanding excludes the effect of 18,257,290 outstanding employee stock options and 1,438,347 restricted stock units outstanding at March 31, 2020.

(5)	Represents the portion of Watford’s common equity attributable to third party investors. The non-controlling ownership in Watford’s common shares was approximately 87% at March 31, 2020.

DESCRIPTION OF NOTES
The following description of the particular terms of the notes that the issuer is offering supplements the description of the general terms of the debt securities set forth in the accompanying prospectus under the heading “Description of Arch Capital Debt Securities.” If the descriptions are inconsistent, the information in this prospectus supplement replaces the information in the accompanying prospectus. In this summary, “the issuer” means solely Arch Capital Group Ltd. and not any of its subsidiaries.
General
The notes will be issued under a base indenture between the issuer and The Bank of New York Mellon, as successor trustee to JP Morgan Chase Bank (the “Trustee”), dated as of May 4, 2004, as supplemented by the second supplemental indenture, to be dated the date the notes offered hereby are first delivered. The base indenture, as supplemented by the first supplemental indenture and second supplemental indentures is referred to herein as the “indenture.” Below is a summary of certain material provisions of the indenture. The summary is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, including the definitions of certain terms in the indenture and those terms to be made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “TIA”). The indenture will be subject to and governed by the TIA. The form of base indenture is filed as an exhibit to the registration statement of which this prospectus supplement is a part and the issuer will file the second supplemental indenture, in each case, as executed, as an exhibit to a Current Report on Form 8-K. You should read the indenture for provisions that may be important to you. Capitalized terms used in this summary have the meanings specified in the indenture.
The indenture does not limit the aggregate principal amount of the debt securities which the issuer may issue under it and provides that the issuer may issue debt securities under it from time to time in one or more series. The indenture does not limit the amount of other indebtedness which the issuer or its subsidiaries (if any) may issue.
The notes will be issued in registered form only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The issuer will issue the 2030 notes and the 2050 notes initially in the aggregate principal amount of $ million and $ million, respectively. The issuer may, at any time and from time to time, without the consent of the existing holders of the notes, re-open either series and issue additional notes having the same interest rate, maturity and other terms as the notes except for the issue price, issue date, and in some cases, first interest payment date. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions, provided that if any such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or ISIN number, as applicable. For the avoidance of doubt, this paragraph shall not be deemed to address the capital treatment that may be applied to any such re-opening and issuance. Any issuance resulting from such re-opening of either series shall not be recognized as eligible capital under the Group Supervision Rules unless such recognition is specifically approved by the BMA at the time of issuance.
The indenture does not contain any provisions that would limit the ability of the issuer to incur additional indebtedness or sell assets (other than as described below under “Certain Covenants—Limitation on Liens on Stock of Designated Subsidiaries,” “Certain Covenants—Limitation on Disposition of Stock of Designated Subsidiaries” and “Certain Covenants—Merger, Amalgamation, Consolidation or Sale of Assets”) or that would afford holders of the notes protection in the event of a decline in the credit quality of the issuer, or a takeover, recapitalization or leveraged or similar transaction involving the issuer. Additionally, the indenture does not require that the issuer or any of their subsidiaries adhere to any financial tests or ratios or specified levels of net worth. Accordingly, the issuer could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect their capital structure or credit ratings.
Subject to certain limitations imposed upon notes issued in book-entry form, the notes:

•
will be exchangeable for any authorized denomination of other notes and of a like aggregate principal amount and tenor upon surrender of such notes at the Trustee’s Corporate Trust Office (as defined herein) or at the office of any other registrar designated by the issuer for such purpose; and

•	may be surrendered for registration of transfer or exchange thereof at the Corporate Trust Office of the Trustee or at the office of any other registrar designated by the issuer for such purpose.

No service charge will be made for any registration of transfer or exchange, but the issuer and the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. The issuer may act as registrar and may change any registrar without notice.
The notes will not be entitled to the benefit of any sinking fund.
Principal, Interest and Maturity
The issuer will duly and punctually pay the principal of and interest on the notes in accordance with and subject to their terms.
The 2030 notes will bear interest at an annual rate of %, computed on the basis of a 360-day year of twelve 30-day months. The issuer will pay interest on the 2030 notes semi-annually in arrears on and of each year, referred to herein as the interest payment dates, beginning on , 2020 to the persons in whose names the notes are registered at the close of business on the applicable record date, which is the or immediately preceding such interest payment date. Unless previously redeemed, the 2030 notes will mature, and the principal amount of the 2030 notes will become payable, on , 2030. (the “2030 Scheduled Maturity Date”), together with accrued and unpaid interest on the notes to, but excluding, the 2030 Scheduled Maturity Date; provided, that, on such date, the applicable Conditions to Redemption. (as described under “—Optional Redemption”) are satisfied.
The 2050 notes will bear interest at an annual rate of %, computed on the basis of a 360-day year of twelve 30-day months. The issuer will pay interest on the 2050 notes semi-annually in arrears on and of each year, referred to herein as the interest payment dates, beginning on , 2020 to the persons in whose names the notes are registered at the close of business on the applicable record date, which is the or immediately preceding such interest payment date. Unless previously redeemed, the 2050 notes will mature, and the principal amount of the 2050 notes will become payable, on , 2050. (the “2050 Scheduled Maturity Date”; “Scheduled Maturity Date” as used herein shall refer to the 2030 Scheduled Maturity Date or 2050 Scheduled Maturity Date, as applicable and as context requires), together with accrued and unpaid interest on the notes to, but excluding, the 2050 Scheduled Maturity Date; provided, that, on such date, the applicable Conditions to Redemption (as described under “—Optional Redemption”) are satisfied.
If the applicable Conditions to Redemption are not satisfied on the applicable Scheduled Maturity Date, the applicable notes will not become due and payable on such date, interest will continue to accrue and be payable on the applicable interest payment dates at the rate set forth above, and such notes will mature, and the principal amount of the notes will become due and payable, on the Final Maturity Date, together with accrued and unpaid interest on the notes to, but excluding, the Final Maturity Date. The “Final Maturity Date” means with respect to a series of notes, a date after the applicable Scheduled Maturity Date that is the earlier of (i) 10 business days after the applicable Conditions to Redemption become satisfied and would continue to be satisfied if the final redemption payment were made on such date (so long as such requirements continue to be so satisfied on such 10th business day), and (ii) the date on which a Winding-Up occurs with respect to the issuer.
For the avoidance of doubt, interest shall continue to accrue and be payable for so long as the principal amount of the applicable notes remain outstanding. In the event the Scheduled Maturity Date and the Final Maturity Date are not the same, the failure to repay the applicable notes on the Scheduled Maturity Date will constitute neither an event of default under the indenture nor a default of any kind and will not give holders of the notes or the Trustee any right to accelerate repayment of the notes or any other remedies (whether contractual, legal, equitable or otherwise).
Repayment on the applicable Scheduled Maturity Date will not be required or permitted if immediately before or after giving effect to the repayment of such notes, the applicable Conditions to Redemption (as defined herein) are not satisfied, unless the issuer replaces the capital represented by the notes to be repaid with capital having equal or better capital treatment as the notes under the Group Rules (as defined herein).
The principal of and interest, if any, on the notes will be payable at the issuer’s option at the corporate trust office of the Trustee, located at 240 Greenwich Street, Floor 7 East, New York, New York 10286 (the “Corporate Trust Office”) by check mailed to the address of the person entitled thereto as it appears in the register for the notes or by wire transfer.
If any interest payment date falls on a day that is not a business day, the interest payment shall be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such interest payment date. If any applicable maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such applicable maturity date. Interest payments for the notes will include accrued interest from, and including, the date of issue or from, and including, the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.
The indenture will provide that if, with respect to the applicable series of notes,

(i)
as of the applicable Solvency Test Date (as defined herein) or any date thereafter and including on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable, ACGL (a) does not have sufficient capital to satisfy the Solvency Capital Requirement (as defined herein) (the “First ECR Condition”) or (B) would not have sufficient capital to satisfy the Solvency Capital Requirement after giving effect to the repayment of the notes (the “Second ECR Condition” and, together with the First ECR Condition, each an “ECR Condition”), ACGL will be required to promptly begin using Commercially Reasonable Efforts (as defined herein), subject to the existence of a Market Disruption Event (as defined herein), to raise proceeds from the issuance of Qualifying Securities (as defined herein) in an amount at least equal to the principal amount of the notes due to be repaid (the “Replacement Capital Obligation”);

(ii)
on or after the Solvency Test Date and prior to the Scheduled Maturity Date, ACGL is unable to satisfy any ECR Condition, ACGL shall, within 10 business days of the principal executive officer or the principal financial officer of the issuer becoming aware of our inability to so satisfy such ECR Condition, notify the Trustee in writing of such inability (which the Trustee will promptly disseminate to the holders of the notes); provided, however, that ACGL shall provide any such notice no later than the business day immediately preceding the Scheduled Maturity Date; and

(iii)
the Scheduled Maturity Date and Final Maturity Date are not the same, after a Final Maturity Date has been established, then (A) we shall promptly notify the Trustee in writing of such Final Maturity Date (which the Trustee will promptly disseminate to the holders of the notes); and (B) if we will then be unable to satisfy any ECR Condition as of such Final Maturity Date, we shall, promptly after the principal executive officer or the principal financial officer of the issuer becomes aware of our inability to so satisfy such ECR Condition, notify the Trustee in writing of such inability (which the Trustee will promptly disseminate to the holders of the notes); provided, however, that we shall provide any such notice no later than the business day immediately preceding such Final Maturity Date.

If a successful issuance of Qualifying Securities satisfying the Replacement Capital Obligation occurs after the Solvency Test Date, but prior to the Scheduled Maturity Date or the Final Maturity Date, as may be applicable (an “RCO Satisfying Issuance”), then (i) such RCO Satisfying Issuance will constitute an issuance of replacement capital in satisfaction of the Conditions to Redemption for redemptions or repayments occurring prior to or on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable, and (ii) we shall promptly notify the Trustee of such RCO Satisfying Issuance in writing (which the Trustee will promptly disseminate to the holders of the notes). Subject to the prior sentence, the Replacement Capital Obligation will continue to apply until the earliest of (i) an RCO Satisfying Issuance (ii) the Conditions to Redemption are satisfied by means other than an RCO Satisfying Issuance; provided that, if the Conditions to Redemption cease to be satisfied prior to the Final Maturity Date, the Replacement Capital Obligation will be reinstated or (iii) an event of default occurs. Accordingly, the Replacement Capital Obligation will cease to apply if the issuer is able to restore its compliance with the Solvency Capital Requirement, after giving effect to repayment of the notes, by a means other than the issuance of Qualifying Securities or with an issuance of Qualifying Securities that is less than the principal amount of the notes, subject to the reinstatement of the Replacement Capital Obligation as described in the preceding sentence.
Although the issuer’s failure to use Commercially Reasonable Efforts to raise sufficient proceeds from the issuance of Qualifying Securities to satisfy the Replacement Capital Obligation, subject to the existence of a Market Disruption Event, would potentially constitute a breach of a covenant under the indenture (a “Replacement Capital Obligation Default”), it will not in any case constitute a default or an event of default under the indenture or give rise to a right of acceleration of payment of the notes or any other remedy under the terms of the indenture or the notes. The sole remedy for a breach of such covenant is for the Trustee or the holders of at least 25% in aggregate principal amount of the notes (provided that no holder of the notes may pursue any such remedy under the indenture unless the Trustee will have failed to act after, among other things, notice of a breach of such covenant and request by holders of at least 25% in principal amount of the notes has occurred and the offer to the Trustee of indemnity satisfactory to it) to bring suit for specific performance of the issuer’s obligations with respect to such covenant to use such Commercially Reasonable Efforts with respect to the Replacement Capital Obligation.
For the avoidance of doubt, the Replacement Capital Obligation will not apply at any time while the Solvency Capital Requirement is satisfied, and if the issuer would continue to satisfy the Solvency Capital Requirement after giving effect to a redemption or repayment of the notes on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable.

As used herein:
“Commercially Reasonable Efforts” means commercially reasonable efforts consistent with the efforts of a comparable third party in the issuer’s industry operating under similar circumstances in carrying out of obligations to complete the offer and sale of Qualifying Securities, subject to the existence of a Market Disruption Event, in an amount necessary to satisfy the Replacement Capital Obligation, to third parties that are not subsidiaries of the issuer in either public offerings or private placements.

“Qualifying Securities” means any securities (other than our common shares, rights to purchase our common shares and securities convertible into or exchangeable for our common shares, such as preference shares that are convertible into our common shares) having equal or better capital treatment as the capital represented by the notes under the Group Supervision Rules (as defined herein).

“Solvency Test Date” means, in respect of the 2030 notes, , 2030; and in respect of the 2050 notes, , 2050; in each case, the date which is six (6) months prior to the Scheduled Maturity Date of the applicable notes.

“Winding-Up” will occur, with respect to any person, if: (i) at any time an order is made, or an effective resolution is passed, for the winding-up of such person (except, in any such case, a solvent winding-up solely for the purpose of a reorganization, merger or amalgamation or the substitution in place of such person of a successor in business of such person, the terms of which reorganization, merger, amalgamation or substitution (x) (A) have previously been approved in writing by the Trustee or by holders of a majority in aggregate principal amount of the outstanding notes and (B) do not provide that the notes or any amount in respect thereof shall thereby become payable) or (y) is permitted by the indenture); or (ii) an administrator of such person is appointed and such administrator gives notice that it intends to declare and distribute a dividend.

For the definitions of “ECR” and “Conditions to Redemption,” see “—Redemption—General” below.

Market Disruption Event

A “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

•
trading in securities generally (or in the issuer’s common shares, preference shares or other securities specifically) on the New York Stock Exchange, any other U.S. national or international securities exchange or over-the-counter market on which the issuer’s common shares and/or preference shares and/or other securities are then listed or traded shall have been suspended or settlement on any such exchange generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities;

•
the issuer would be required to obtain the consent or approval of its common or preference shareholders (to the extent required) or of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying Securities in order to satisfy the Replacement Capital Obligation, and that consent or approval has not yet been obtained notwithstanding the issuer’s Commercially Reasonable Efforts to obtain that consent or approval;

•
a banking moratorium shall have been declared by the federal or state authorities of Bermuda, the United Kingdom, the United States and/or any member state of the EEA and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

•
a material disruption shall have occurred in commercial banking or securities settlement or clearance services in Bermuda, the United Kingdom, the United States and/or any member state of the EEA and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

•
Bermuda, the United Kingdom, the United States, and/or any member state of the EEA shall have become engaged in hostilities, there shall have been an escalation in hostilities involving Bermuda, the United Kingdom, the United States, and/or any member state of the EEA, there shall have been a declaration of a national emergency or war by Bermuda, the United Kingdom, the United States, and/or any member state of the EEA or there shall have occurred any other national or international calamity or crisis (including any pandemic or epidemic) and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

•
there shall have occurred a material adverse change in general domestic or international economic, political or financial conditions, currency exchange rates or exchange controls, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

•
an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Securities would, in the issuer’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in the issuer’s reasonable judgment, is not otherwise required by law and would have an adverse effect on its business in any material respect, (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede, delay or otherwise negatively effect the issuer’s ability to consummate that transaction or (c) the event relates to a previously undisclosed material (re)insurance loss and the disclosure of that event at such time, in the issuer’s reasonable judgment, is impeded by the current nature of such event and the extent of losses remain under consideration by the issuer’s management pending further information from brokers, cedants or insureds, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 90 days in any 180-day period; or

•
the issuer reasonably believes that the offering document for the offer and the sale of Qualifying Securities would not be in compliance with a rule or regulation of the U.S. Securities and Exchange Commission (the “SEC”) or any other securities regulatory authority or exchange to which the issuer is subject (for reasons other than those described in the immediately preceding bullet) and it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 90 days in any 180-day period.

If the issuer is currently subject to a Replacement Capital Obligation, it may provide written certification to the Trustee (which the Trustee will promptly disseminate to the holders of the notes) within ten (10) business days of the later of (i) the occurrence of a Market Disruption Event or (ii) the beginning of the period of the Replacement Capital Obligation (if such Market Disruption Event occurred prior to the Replacement Capital Obligation period beginning and is continuing) certifying that a Market Disruption Event has occurred and is continuing, if such notice is provided the issuer will be excused from its obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation for an initial suspension period of 90 consecutive days following such certification. The issuer may extend a suspension period by providing written certification to the Trustee (which the Trustee will promptly disseminate to the holders of the notes) on or prior to the expiration of such suspension period, certifying that the applicable Market Disruption Event is continuing, in which case, the issuer’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation will be excused for an additional 60 consecutive days following such further certification. Following the expiration of the applicable suspension period, the issuer’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation shall be reinstated. The issuer’s ability to initiate or extend a suspension period in connection with a Market Disruption Event will also be subject to the limits on suspension periods provided for in the definition of Market Disruption Event (if applicable).

Notwithstanding the foregoing time limitations as to suspension in connection with a particular Market Disruption Event, the suspension of the issuer’s obligations pursuant to the foregoing shall not prohibit the further suspension of obligations in connection with, and the issuer shall be entitled to provide separate notices with respect to, any separate and distinct Market Disruption Event(s). In addition, for the avoidance of doubt, the issuer shall not be prohibited during any suspension of the requirements to use Commercially Reasonable Efforts during a Market Disruption Event from issuing any Qualifying Securities.
For the avoidance of doubt, the Trustee shall have no responsibility to make any determinations or calculations with respect to (i) the Replacement Capital Obligation or any terms thereof, which collectively shall be the responsibility of the Issuer, or (ii) the occurrence or continuation of any Replacement Capital Obligation Default, which shall be made by the holders of the Notes.
Ranking
ACGL is a holding company and, accordingly, it conducts substantially all of its operations through its operating subsidiaries. As a result, ACGL’s cash flow and its ability to service its debt depend upon the earnings of its operating subsidiaries and on the distribution of earnings, loans or other payments from such subsidiaries to ACGL. Contractual provisions or laws, as well as the financial condition and operating and regulatory requirements of ACGL and its subsidiaries, may limit the ability of ACGL to obtain cash from its subsidiaries that ACGL requires to pay its debt service obligations (including guarantee obligations). In addition, because ACGL is a holding company, holders of the debt securities will have a junior position to the claims of the creditors of ACGL’s subsidiaries on their assets and earnings.
The notes will be senior unsecured obligations of the issuer and will:

•
rank equal in right of payment with all the other unsecured and unsubordinated indebtedness of the issuer, including without limitation other senior unsecured indebtedness that may be issued under the base indenture in the future;

•	be effectively subordinated to all secured indebtedness of the issuer to the extent of the value of the assets securing such indebtedness;

•	be effectively subordinated to all existing and future obligations (including amounts owed to holders of reinsurance and insurance policies) of the issuer’s subsidiaries; and

•	not be guaranteed by any of the issuer’s subsidiaries.
As of March 31, 2020, ACGL had $300.0 million of indebtedness for borrowed money outstanding, all of which was unsecured, and ACGL’s other subsidiaries had a total of $1,590.0 million of indebtedness for borrowed money outstanding. In addition, as of March 31, 2020, ACGL’s subsidiaries had $500.6 million face amount of revolving credit facility borrowing outstanding, the reimbursement obligations with respect to which were secured by certain assets of these subsidiaries.
Optional Redemption
The issuer will be permitted to redeem the notes at its option in certain circumstances at the prices and in the amounts set forth in this section. In all cases, the Company’s exercise of its optional redemption rights will be subject to the Conditions to Redemption (as defined herein) being satisfied.
The issuer may, subject to the Conditions to Redemption, redeem the notes of any series at any time, in whole or in part, as set forth below.
If the issuer elects to redeem a series of notes before the applicable Par Call Date, the issuer will pay (other than in the case of a redemption following the occurrence of a Tax Event (as defined herein)) at a “make-whole” redemption price equal to the greater of:

(1)	100% of the principal amount of notes being redeemed; or

(2)
the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the notes of such series being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points in the case of the 2030 notes and basis points in the case of the 2050 notes, plus in either case accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including to the redemption date.
If the issuer elects to redeem a series of notes on or after the applicable Par Call Date, the issuer will pay a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest on the notes being redeemed to, but not including, the date of redemption.
“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the issuer or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the issuer or the Insurance Group.
“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the issuer or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of notes being redeemed (assuming for the avoidance of doubt for this purpose that such series mature on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes of such series (assuming for the avoidance of doubt for this purpose that such series mature on the applicable Par Call Date).
“Comparable Treasury Price” means, for any redemption date for the notes of any series, (1) the average of the Reference Treasury Dealer Quotations for the redemption date for the notes of such series, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.
“Conditions to Redemption” are satisfied on any day with respect to a scheduled redemption or a planned purchase of any series of notes, if:
(i)    the Solvency Capital Requirement is complied with after the repayment or purchase of such series of notes; and
(ii)    with regard to redemptions occurring prior to , 2023, the BMA has given, and not withdrawn by such date, its prior consent to the redemption of such series of notes and the payment of accrued and unpaid interest or to the purchase of such series of notes; provided, that if under the Applicable Supervisory Regulations no such consent is required at the time in order for the series of notes to qualify or continue to qualify, as applicable, as Tier 3 Capital of the issuer or the Insurance Group, this clause (ii) shall not apply.
In the event (i) or (ii) above are not satisfied, the Conditions to Redemption will be deemed to be satisfied when the capital represented by the notes to be redeemed or repaid is replaced with capital having equal or better treatment as the notes under the Group Rules.
“ECR” means the enhanced capital requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.
“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time.
“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the issuer after consultation with the Trustee.
“Insurance Act” means the Bermuda Insurance Act 1978 and related regulations, as amended or replaced from time to time.
“Insurance Group” means all subsidiaries of the issuer that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.
“Par Call Date” means (1) with respect to the 2030 notes, (the date that is six months prior to the Scheduled Maturity Date) and (2) with respect to the 2050 notes, (the date that is six months prior to the Scheduled Maturity Date).
“Reference Treasury Dealer” means (1) each of Wells Fargo Securities, LLC, BofA Securities, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and a Primary Treasury Dealer selected by Lloyds Securities Inc. or its affiliates, and their respective successors; provided, however, that if any of the foregoing ceases to be or refuses to act as a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the issuer will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealers selected by the issuer.
“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the notes being redeemed.
“Solvency Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the issuer or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.
“Tier 3 Capital” means “Tier 3 Ancillary Capital” as set out in the Group Supervision Rules (or, if the Group Supervision Rules are amended so as to no longer refer to Tier 3 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended).
“Treasury Rate” means, for any redemption date for the notes of any series, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.
The issuer will send the holders of the applicable series of notes to be redeemed a notice of redemption by first-class mail at least 15 and not more than 60 days prior to the date fixed for redemption. Notices of redemption may, in our sole discretion, be subject to one or more conditions precedent, including but not limited to, the consummation of a financing transaction, equity offering, asset disposition or other corporate transaction (or a series of such transactions) or the satisfaction of the Conditions to Redemption. In addition, if such redemption is subject to satisfaction of any such condition, the notice of redemption may state that, in the issuer’s discretion, the redemption date may be delayed until such time as such condition shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the redemption date, or the redemption date so delayed.
Unless the issuer defaults in payment of the redemption price, the notes called for redemption shall cease to accrue any interest on or after the redemption date.
In the event that fewer than all of the notes of a particular series will be redeemed, the notes of such series will be selected for redemption, if the notes of such series are listed on a national securities exchange at such time, in accordance with the rules of such exchange, or if the notes of such series are global notes, in accordance with the applicable procedures of the depositary or, if the notes of such series are not so listed, by lot.
ACGL or any of its subsidiaries may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Additional Amounts
The issuer will make all payments under the notes without withholding or deduction at source for, or on account of, any present or future taxes, duties, levies, assessments or similar governmental charges (“Taxes”) unless such Taxes are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of any taxing jurisdiction or (y) any official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction). If any such withholding or deduction at source is required with respect to any Tax imposed or levied by Bermuda or any political subdivision or taxing authority thereof or therein (a “Relevant Taxing Jurisdiction”), the issuer will, subject to certain limitations and exceptions described below, pay to the holder such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount payable to such holder under the notes, after such withholding or deduction, will equal the amount provided for herein to be then due and payable.
Notwithstanding the foregoing, the issuer will not be required to pay any additional amounts for or on account of:
(1) any Tax which would not have been imposed but for the fact the applicable holder or beneficial owner of a note (a) is or was a resident, domiciliary or national of, engages or engaged in business in, maintains or maintained a permanent establishment in, or is or was physically present in, the Relevant Taxing Jurisdiction or had some other present or former connection with the Relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such note, (b) presented such note for payment in the Relevant Taxing Jurisdiction, unless such note could not have been presented for payment elsewhere, or (c) presented such note for payment more than 30 days after the date on which the payment in respect of such note became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such note for payment on any day within that 30-day period;
(2) any estate, inheritance, gift, net worth, wealth, sale, gains, excise, value added, transfer, personal property or similar Tax;
(3) any Tax that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such note to comply with any reasonable request by the issuer addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of such holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to an exemption from, or reduction in, such Tax;
(4) any Tax that is imposed other than by means of withholding in respect of payments made under a note;
(5) any withholding or deduction imposed pursuant to current Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (or any amended or successor version thereof), any current or future regulations promulgated thereunder or official interpretations thereof, any intergovernmental agreements, treaties or conventions in connection therewith (or any laws, regulations or official administrative guidance implementing such agreements, treaties or conventions), and any agreements entered into pursuant to current Section 1471(b)(1) of the U.S. Internal Revenue Code of 1986, as amended (or any amended or successor version thereof); or
(6) any combination of items (1), (2), (3), (4) and (5).

In addition, the issuer will not pay additional amounts with respect to any payment to any holder who is a fiduciary or partnership or otherwise not the sole beneficial owner of such note to the extent that a beneficiary, partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of such note.
Redemption for Tax Purposes
Subject to the Conditions to Redemption, we may redeem a series of notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to, but excluding, the date fixed for redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), at any time after we receive an opinion of counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of any Relevant Taxing Jurisdiction or any change in or amendment to the application or official interpretation of such laws, treaties, regulations or rulings, (2) any action taken by a taxing authority of any Relevant Taxing Jurisdiction, or (3) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction whether or not such decision was rendered with respect to us, there is a substantial probability that we will be required at any time thereafter to pay any additional amounts with respect to any note of such series as provided in “—Additional Amounts” above and such obligation to pay additional amounts cannot be avoided by the use of reasonable measures then available (a “Tax Event”). Any redemption pursuant to this paragraph will follow the procedures set forth above under “—Optional Redemption.”
Tax Treatment of Notes
By investing in the notes, holders of the notes agree to treat the notes as indebtedness of the issuer for U.S. federal income tax purposes, unless otherwise required by applicable law.
Certain Covenants
Below is a summary of certain covenants contained in the indenture, which summary replaces in its entirety the summary set forth in the accompanying prospectus under the heading “Description of ACGL Debt Securities—Certain Covenants.”
Limitation on Liens on Stock of Designated Subsidiaries
ACGL will not, nor will they permit any designated subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed if that indebtedness is evidenced by notes, debentures, bonds or similar negotiable instruments, which is secured by any mortgage, pledge, lien, security interest or other encumbrance (each, a “Lien”) upon any shares of capital stock of any designated subsidiary owned by ACGL or such designated subsidiary (whether such shares of stock are now owned or hereafter acquired). This restriction will not apply to indebtedness secured by:

•	Liens on any shares of stock or indebtedness of or acquired from a person that is merged or consolidated with or into, or is otherwise acquired by ACGL or any designated subsidiary;

•	Liens to secure indebtedness of a designated subsidiary to ACGL or another designated subsidiary, but only as long as the indebtedness is owned or held by ACGL or such designated subsidiary;

•	Liens existing at the time a subsidiary becomes a designated subsidiary; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the three bullet points above.
The term “capital stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, in each case, which are entitled to vote in the election of directors, member or general partners or other similar managing body, as applicable, but excluding any debt securities convertible into or other securities convertible into such equity; provided, however that preferred shares or other similar securities issued in the ordinary course of business by any subsidiaries of the issuer in connection with their “rent-a-captive” business shall not be deemed capital stock for purposes of the covenants described herein.
The term “designated subsidiary” means any present or future consolidated subsidiary of ACGL, (a) the assets of which constitute at least 20% of ACGL’s consolidated assets and (b) in which ACGL holds, directly or indirectly, equity interests entitled to more than 50% of the profits thereof; provided, however, that (i) in the event Liens of the type described in the “Limitation on Liens on Stock of Designated Subsidiaries” covenant are placed on the capital stock of more than one of ACGL’s subsidiaries in one transaction or in a series of related transactions and such subsidiaries, when taken together as a whole, constitute at least 20% of ACGL’s consolidated assets, each such subsidiary shall be deemed to be a “designated subsidiary” for purposes of such transaction or transactions, as the case may be and (ii) in the event of a sale, transfer or other disposition of the type described in the “Limitation on the Disposition of Stock of Designated Subsidiaries” covenant of any shares of capital stock of more than one of ACGL’s subsidiaries in one transaction or in a series of related transactions and such subsidiaries, when taken together as a whole, constitute at least 20% of ACGL’s consolidated assets, each such subsidiary shall be deemed to be a “designated subsidiary” for purposes of such transaction or transactions, as the case may be. As of March 31, 2020, the following subsidiaries of ACGL were designated subsidiaries: Arch Insurance Company, Arch Re U.S., Arch Capital Group (U.S.) Inc., Arch Financial Holdings Europe I Limited and Arch Re Bermuda.

Limitation on the Disposition of Stock of Designated Subsidiaries
Neither ACGL nor any of its designated subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a designated subsidiary so long as any of the notes remain outstanding, except where:

•	the action must be taken to comply with an order of a court or regulatory authority, unless the order was requested by ACGL or one of ACGL’s designated subsidiaries;

•	such voting stock is disposed of for fair market value, as determined in good faith by ACGL’s board of directors; or

•	the issuance, sale, assignment, transfer or other disposition is made to ACGL or any of its other subsidiaries.
The indenture does not restrict the transfer of assets from a designated subsidiary of ACGL to any other person, including ACGL or another of ACGL’s subsidiaries.
Merger, Amalgamation, Consolidation or Sale of Assets
ACGL may not consolidate or amalgamate with or merge with or into any other person (other than a subsidiary) or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person (other than a subsidiary), or permit any person to consolidate with or merge into ACGL, unless:

•
either (a) ACGL shall be the surviving person or (b) the surviving person, if other than ACGL, shall (1) be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, Bermuda, the Cayman Islands or any country or state which is a member of the Organization of Economic Cooperation and Development and (2) expressly assume, by an indenture supplemental to the indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of ACGL under the notes and the indenture, as applicable;

•
immediately after giving effect to such transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•
ACGL shall have delivered to the Trustee an officers’ certificate and opinion of counsel stating that such consolidation, merger, conveyance, transfer, sale or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the base indenture and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The surviving person of such transaction shall succeed to, and be substituted for, and may exercise every right and power of ACGL under the indenture with the same effect as if such successor had been named as ACGL thereunder; and thereafter, ACGL shall be discharged from all obligations and covenants under the base indenture and the notes, as applicable.
Money for Securities; Payments to Be Held in Trust
If the issuer at any time acts as its own paying agent with respect to the notes, it will, immediately prior to such due date of the principal of (and premium, if any) or interest on such notes, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums are paid to such persons or otherwise disposed of as provided in the indenture and will promptly notify the Trustee of its action or failure so to act. Any payment of principal pursuant to this paragraph with respect to the notes is subject to the provisions of the indenture described in and as defined under “Conditions to Redemption” in “—Optional Redemption”.
Statement by Officers as to Default
ACGL will deliver to the Trustee, within 120 days after the end of each of its fiscal year, a certificate of the principal executive officer, principal financial officer or principal accounting officer of ACGL stating whether or not to the best knowledge of the signers thereof ACGL is in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if ACGL is in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Discharge and Defeasance
Under the terms of the indenture, we will be discharged from any and all obligations in respect of any series of notes issued under the indenture (except for certain obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if:

(1)	we deliver all outstanding notes of the applicable series to the applicable trustee for cancellation and pay all sums payable by us under such notes and the indenture with respect to such series; or

(2)
such notes either have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit with the applicable trustee, in trust, cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such debt securities.

In addition, we may elect either (1) to defease and be discharged from any and all obligations with respect to the applicable series of notes (“legal defeasance”) or (2) to be released from our obligations with respect to the applicable series of notes under certain covenants in the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such notes (“covenant defeasance”), in each case by giving notice to the applicable trustee of our intention to defease all of the notes of such series and irrevocably depositing with such trustee or a paying agent cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such notes.
With respect to a legal defeasance or covenant defeasance, such a trust may only be established if, among other things:

(1)
the applicable legal defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any agreement or instrument to which we are a party or by which we are bound;

(2)
in the case of legal defeasance, no event of default or event which with notice or lapse of time or both would become an event of default with respect to the notes to be defeased will have occurred and be continuing on the date of establishment of such a trust;

(3)
in the case of a covenant defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee, subject to customary assumptions and qualifications or a letter ruling of the IRS (as specified in the applicable supplemental indenture) to the effect that the beneficial owners of such defeased series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(4)
in the case of legal defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee that (a) the issuer has received from, or there has been published by the IRS, a ruling, or (b) since the date of the applicable indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, subject to customary assumptions and qualifications, and based thereon the beneficial owners of such defeased series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.

In the event we effect covenant defeasance with respect to any notes and such notes are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the Trustee will be sufficient to pay amounts due on such notes at the time of the stated maturity but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such event of default.
Any election that we make to discharge or defease our obligations with respect to the notes is subject to the provisions of the indenture described in and as defined under “Conditions to Redemption” in “—Optional Redemption”.
No Rights of Set-Off
The notes will not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of Arch Capital Group, Ltd. or any of the Insurance Group to any person in whose names the notes are registered or any creditor of Arch Capital Group, Ltd. or any of the Insurance Group.
Modification and Waiver
We, when authorized by a board resolution, and the Trustee may modify, amend and/or supplement the indenture, and the terms of any series of notes with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that, without the consent of each holder of the notes affected thereby, such amendment, modification or supplement may not (with respect to any debt securities held by a non-consenting holder):

(1)	change the stated maturity of the principal of, or any premium on, or any installment of interest with respect to such notes;

(2)	reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, such notes or any premium payable upon the redemption thereof;

(3)	change the currency of payment of principal of or interest on such notes;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to such notes;

(5)	reduce the above-stated percentage of holders of the notes of any series necessary to modify or amend the indenture governing such series; or

(6)	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default.
Holders of not less than a majority in principal amount of the outstanding notes of any series may waive any past default with respect to such series and its consequences, except a default:

(1)
in the payment of the principal of (or premium, if any) or interest on any notes of such series (except a rescission of acceleration of such series by the holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration); or

(2)	in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of each holder affected.
We, when authorized by a board resolution, and the Trustee may amend or supplement the indenture or waive any provision of the indenture and the notes issued thereunder without the consent of any holders of such notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any other change that does not, in the good faith opinion of the board, materially adversely affect the interests of holders of such debt securities;

•	to provide for the assumption of our or the guarantor’s obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide any guarantees of such notes (subject to the Conditions to Redemption);

•	to add events of default with respect to such notes;

•	to add covenants that would benefit the holders of such notes or to surrender any rights or powers we or any guarantor have under the indenture;

•
to make any change necessary to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of the board and the applicable trustee, adversely affect the interests of the holders of such notes in any material respect;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•
to change or eliminate any of the provisions of the indenture; provided, however, that any such change or elimination will become effective only when there is no notes outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of notes of any series as permitted by the indenture;

•	to conform the indenture or the debt securities to this “Description of Notes”; or

•
to evidence and provide for the acceptance of appointment by a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture as will be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the requirements of the indenture.

Events of Default and Notice Thereof
The following are events that will constitute “events of default” with respect to the notes:

(1)	default in the payment of any interest upon any notes when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2)
default in the payment of the principal of (or premium, if any, on) any notes when due, including upon redemption, other than if deferral of such payment is required due to a failure to satisfy the Conditions to Redemption; or

(3)
default in the performance, or breach, of any covenant of ACGL (other than those described in clauses (1) or (2) above) in the indenture (other than a covenant added solely for the benefit of another series of notes) and continuance of such default or breach for a period of 60 days after there has been given by registered or certified mail, to ACGL by the Trustee or to ACGL and the Trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; provided, however, notwithstanding the foregoing the failure by the issuer to use Commercially Reasonable Efforts or to otherwise satisfy the Replacement Capital Obligation or any covenant contained in such section shall in no case be a “default” or an “event of default” and shall not allow any acceleration or any other remedy with respect to the notes; provided further that the only remedy for a breach of such covenant shall be an action for specific performance with respect to such covenant to use Commercially Reasonable Efforts as described above; or

(4)
default by ACGL in the payment when due of the principal at its stated final maturity of any material indebtedness (other than the indenture governing the notes offered hereby), which default shall continue unremedied or unwaived for more than 60 days after the expiration of any grace period or extension of the time for payment applicable thereto; or

(5)
default by ACGL under any instrument or instruments governing any material indebtedness (other than the indenture governing the notes offered hereby) that has caused the holders thereof or their representative to declare such indebtedness to be due and payable prior to its stated final maturity, unless such declaration has been rescinded, or has been cured, within 60 days; or

(6)
failure within 60 days to pay, bond or otherwise discharge any uninsured final judgment against ACGL or court order for the payment of money by ACGL, in each case, in excess of $100 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

(7)
the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the ACGL in an involuntary case or proceeding under any Bankruptcy Law or (B) a decree or order adjudging ACGL a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of ACGL under any Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of ACGL or of all or substantially all of its assets, or ordering the winding-up or liquidation of ACGL, and, in each case, the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(8)
the commencement by ACGL of a voluntary case or proceeding under any Bankruptcy Law, or the consent by ACGL to the entry of a decree or order for relief in respect of ACGL in an involuntary case or proceeding under any Bankruptcy Law, or the consent by ACGL to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of ACGL or of all or substantially all of ACGL’s assets, or the making by ACGL of a general assignment for the benefit of creditors.
The Trustee will, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to the notes of which written notice has been provided to it, give to the holders of the notes notice of such default; provided, however, that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of the notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes; and provided, further, that in the case of any default of the character specified in clause (3) above, no such notice to holders of notes will be given until at least 30 days after the occurrence thereof. ACGL will certify to the Trustee quarterly as to whether any default exists. The Trustee shall not be deemed to have notice of any default or event of default unless a responsible officer of the Trustee has received written notice at the Corporate Trust Office of any event which is in fact such a default or event of default, and such notice references the notes and the indenture.
If an event of default, other than an event of default described in clause (7) or (8) and subject to the limitations with respect to the Replacement Capital Obligation described above, with respect to the notes will occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to ACGL (and to the Trustee if given by the holders of notes), will be entitled to declare all unpaid principal of and accrued interest on notes then outstanding to be due and payable immediately. In the case of an event of default described in clause (7) or (8), all unpaid principal of and accrued interest on notes then outstanding will be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of notes.
Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the notes) may be waived by the holders of a majority in principal amount of the notes then outstanding upon the conditions provided in the indenture. Further, at any time after a Replacement Capital Obligation Default has occurred and is continuing, the holders of a majority in aggregate principal amount of the Notes may, on behalf of the holders of all Notes, waive any such Replacement Capital Obligation Default and its consequences with respect to the Notes.
No holder of the notes may pursue any remedy under the indenture unless the Trustee will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the notes has occurred and the offer to the Trustee of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on notes on the applicable maturity date (subject to any extensions or deferrals permitted hereunder).
The terms of any other series of debt securities issued under the base indenture or any other indebtedness of ACGL may provide for events of default under such series or other indebtedness that differ from the events of default under the notes.
The term “Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
The term “material indebtedness” means any bond, debenture, note or other evidence of indebtedness of ACGL, in each case for money borrowed, in an aggregate amount exceeding $100 million.
The Trustee
The indenture will contain certain limitations on a right of the Trustee, as the issuer’s creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with ACGL; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Subject to the terms of the indenture, the holders of a majority in principal amount of all outstanding debt securities of a series issued under the base indenture (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such series or all such series so affected.
The Bank of New York Mellon is the Trustee under the indenture, as successor trustee to JP Morgan Chase Bank.

The indenture contains provisions for the indemnification of the Trustee and for its relief from responsibility. The obligations of the Trustee to any holder are subject to such indemnities, immunities and rights as are set forth in the indenture.
Except during the continuance of an event of default, the Trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the Trustee, except as otherwise required by the Trust Indenture Act. In case an event of default has occurred and is continuing and a responsible officer of the Trustee has received written notification thereof, the Trustee will exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. No provision of the indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of such funds or adequate security or indemnity against such risk or liability is not assured to it.
Governing Law
The indenture and the notes will be governed by the laws of the State of New York.

BOOK-ENTRY; DELIVERY AND FORM
DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered note in global form without coupons (each, a “global note”) will be issued for each series of the notes, each in the aggregate principal amount of such series, and will be deposited with DTC. If, however, the aggregate principal amount of any series exceeds $500 million, one global note will be issued with respect to each $500 million of principal amount, and an additional note will be issued with respect to any remaining principal amount of such series.
DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). DTC holds and provides asset servicing for over 3.6 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.
Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.
To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders and defaults. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.
Redemption notices shall be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).
Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer, the trustee or any of their respective agents, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee, or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
Neither the issuer, nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.
DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to the issuer or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates for the notes are required to be printed and delivered.
The issuer may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the notes will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the issuer believes to be reliable, but the issuer takes no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS
The following is a general discussion of certain United States federal income tax consequences of the acquisition, ownership and disposition of the notes to U.S. Holders (as defined below), but does not purport to be a complete discussion of all potential U.S. federal income tax considerations.
This discussion is limited to U.S. Holders who acquire the notes in this offering at their issue price (i.e., the first price at which a substantial amount of the applicable series of notes is sold to the investors for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agencies or wholesalers) and who hold such notes as capital assets within the meaning of Section 1221 of the Code.
This discussion does not address specific U.S. federal income tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, common trust funds, dealers in securities or currencies, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. Holders that hold the notes through a non-U.S. broker or other non-U.S. intermediary, U.S. expatriates, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such item being taken into account in an applicable financial statement, persons liable for the alternative minimum tax and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion does not describe any tax consequences arising under United States federal gift and estate, Medicare contribution tax or other federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction.
This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.
Prospective purchasers of the notes should consult their own tax advisors concerning the United States federal income, estate and gift and other tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of any state, local and non-U.S. income and other tax laws.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions, or if the trust has a valid election in effect to be treated as a U.S. person.
If an entity taxed as a partnership for United States federal income tax purposes holds our notes, the United States federal income tax consequences of payments received by such partnership will in many cases be determined by reference to the status of a partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in our notes, you should consult your own tax advisor.
Characterization of the Notes for U.S. Federal Income Tax Purposes. The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the notes. We intend to treat the notes as indebtedness for U.S. federal income tax purposes and, by investing in the notes, holders of the notes agree to treat the notes as indebtedness of the issuer for U.S. federal income tax purposes, unless otherwise required by applicable law. However, there is uncertainty on this issue (particularly given that, as described in “Description of Notes—Principal, Interest and Maturity,” our obligation to repay principal or otherwise redeem the Notes may be deferred, possibly indefinitely, if the Conditions to Redemption are not satisfied), and there is no assurance that the IRS will not successfully assert that the notes should be treated as equity for U.S. federal income tax purposes. U.S. Holders should consult their own advisors about any adverse tax consequences that might result if the notes were treated as equity for U.S. federal income tax purposes, including the possible application of Section

302 of the Code to any future redemption or retirement of a note and the possible application of the passive foreign investment company (“PFIC”) rules. In this regard, as discussed in more detail in the 2019 Form 10-K, while not free from doubt, we currently do not expect to be a PFIC with respect to calendar year 2020 or any future taxable year.
The remainder of this discussion assumes that the classification of the notes as indebtedness will be respected for U.S. federal income tax purposes.
Effect of Certain Contingencies. We may be required, under certain circumstances, to pay amounts in addition to the stated principal amount of and interest on the notes (e.g., as described in “Description of Notes—Principal and Interest” and “Description of Notes—Optional Redemption”) or to pay amounts in advance of, or later than, their scheduled due date. In addition, as described in “Description of Notes—Principal, Interest and Maturity,” our obligation to repay principal or otherwise redeem the notes may be deferred, possibly indefinitely, if the Conditions to Redemption are not satisfied. Although the issue is not free from doubt, we intend to take the position that the foregoing contingencies do not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is binding on a U.S. Holder, unless such holder explicitly discloses to the IRS on its U.S. federal income tax return for the year during which it acquires the notes that it is taking a contrary position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a U.S. Holder may be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on the taxable disposition of a note before the resolution of the contingencies. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.
Interest. Interest on the notes (including any additional amounts paid in respect of withholding taxes and without reduction for any amounts withheld) will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such holder’s regular method of accounting for United States federal income tax purposes. A U.S. Holder may be entitled to a deduction or credit for any non-U.S. taxes withheld with respect to interest payments on the notes. The rules regarding foreign tax credits are complicated and there are significant limitations on the ability to claim a foreign tax credit. Interest on the notes will be considered income from sources outside the United States for foreign tax credit purposes. Prospective purchasers should consult their tax advisors as to the foreign tax credit implications of owning and disposing of the notes.
Taxable Disposition of Notes. Upon the sale, exchange or other taxable disposition (including a retirement or redemption) of a note, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized upon such sale, exchange or other disposition (less an amount equal to any accrued and unpaid interest, which will be taxable as ordinary interest income for United States federal income tax purposes to the extent not previously included in income) and the tax basis of the note. A U.S. Holder’s tax basis in a note will, in general, be its cost for that note. Such gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived in respect of capital assets held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of a note generally will be considered U.S. source for foreign tax credit purposes.
Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments of interest paid on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. Holder (unless, in each case, the holder is an exempt recipient such as a corporation). A backup withholding tax at a rate of 24% may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number and to certify that it is not subject to backup withholding or otherwise establish an exemption.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.
Required Foreign Asset Reporting on a U.S. Holder’s U.S. Federal Income Tax Return. Section 6038D of the Code generally requires U.S. individuals and certain entities to file IRS Form 8938 if they hold certain “specified foreign financial assets,” the aggregate value of which exceeds certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but would also, unless held in accounts maintained by a U.S. financial institution, include the notes. If a U.S. Holder does not file a required IRS Form 8938, such holder may be subject to substantial penalties and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which such form is filed. U.S. Holders should discuss these reporting obligations, and the substantial penalties for non-compliance, with their own tax advisors.

UNDERWRITING
The issuer has entered into a purchase agreement with Wells Fargo Securities, LLC, BofA Securities, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Lloyds Securities Inc., as representatives of the underwriters named below. Subject to the terms and conditions described in the purchase agreement, the issuer has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from the issuer, the principal amount of notes opposite their names below.

Principal Amount of
Underwriter	2030 Notes	2050 Notes
Wells Fargo Securities, LLC	$	$
BofA Securities, Inc.	$	$
Credit Suisse Securities (USA) LLC	$	$
J.P. Morgan Securities LLC	$	$
Lloyds Securities Inc.	$	$
Total	$	$
The underwriters are committed to take and pay for all of the notes being offered, if any are taken. The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.
Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to % of the principal amount of the 2030 notes and % of the principal amount of the 2050 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to % of the principal amount of notes. If all the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.
Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $ million. The underwriters have agreed to reimburse us for a portion of these expenses.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its subsidiaries, for which they received or may in the future receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer and its subsidiaries. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
The notes are offered for sale in those jurisdictions where it is lawful to make such offers.
Alternative Settlement Cycle
It is expected that delivery of the notes will be made against payment therefor on or about , 2020, which is the business day following the date hereof (such settlement cycle being referred to as "T+ "). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes earlier than the second business day preceding , 2020 will be required, by virtue of the fact that the notes initially will settle in T+ , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade such notes earlier than the second business day preceding , 2020 should consult their own advisors.
Selling Restrictions
Prohibition of Sales to EEA and United Kingdom Retail Investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA or the United Kingdom. For the purposes of this provision: (A) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a Qualified Investor; and (B) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.
When used in relation to the United Kingdom, references to Regulations or Directives in this prospectus supplement means those Regulations or Directives as they form part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in United Kingdom domestic law, as appropriate.
The above selling restriction is in addition to any other selling restrictions set out below and elsewhere in this prospectus supplement and the accompanying prospectus. See also “Notice to Prospective Investors in the European Economic Area and in the United Kingdom”.

United Kingdom
Each underwriter has represented and agreed that:

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.
See also “Notice to Prospective Investors in the United Kingdom” above.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement together with the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
Each underwriter has represented and agreed that:

•
it has not offered or sold and will not offer or sell in Hong Kong any notes by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•
it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and any other applicable laws and regulations of

Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has represented, warranted and agreed that (a) it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, (b) has not offered or sold and will not offer or sell any notes, and (c) has not made and will not make any notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2)) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
This prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may any notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

◦	to an institutional investor from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

◦	where no consideration is or will be given for the transfer;

◦	where the transfer is by operation of law; or

◦	as specified in Section 276(7) of the SFA.
Notification under Section 309B of the SFA—In connection with Section 309B of the SFA and the CMP Regulations 2018, we have determined, and hereby notify all relevant persons (as defined in Section 309(A)(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act ("FinSA") and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

LEGAL MATTERS
Certain legal matters with respect to United States, New York and Delaware law with respect to the validity of the notes will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of ACGL for the year ended December 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of ACGL for the three-month periods ended March 31, 2020 and 2019, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 8, 2020, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because this report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus supplement and the accompanying prospectus, our annual report to shareholders, any proxy statement, any other Form 10-K, Form 10-Q or Form 8-K of ours filed with the Securities and Exchange Commission (“SEC”), or any other written or oral statements made by or on behalf of us may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below, elsewhere in this prospectus supplement and the accompanying prospectus and in our periodic reports filed with the SEC, and include:

•	our ability to successfully implement our business strategy during “soft” as well as “hard” markets;

•	acceptance of our business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and our insureds and reinsureds;

•	the integration of any businesses we have acquired or may acquire into our existing operations;

•
our ability to maintain or improve our ratings, which may be affected by our ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession, including those resulting from COVID-19) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which we operate;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms, or other factors;

•	developments in the world’s financial and capital markets and our access to such markets;

•	our ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support our current and new business;

•	the loss of key personnel;

•
accuracy of those estimates and judgments utilized in the preparation of our financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting;

•	greater than expected loss ratios on business written by us and adverse development on claim and/or claim expense liabilities related to business written by our insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•
claims for natural or man-made catastrophic events or severe economic events in our insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in our results of operations;

•	the effect of climate change on our business;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	the effect of contagious disease (including COVID-19) on the Company’s business;

•	availability to us of reinsurance to manage our gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to us;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	our investment performance, including legislative or regulatory developments that may adversely affect the fair value of our investments;

•
changes in general economic conditions, including sovereign debt concerns or downgrades of U.S. securities by credit rating agencies, which could affect our business, financial condition and results of operations;

•	changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the potential replacement of LIBOR;

•
the volatility of our shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of our projected liabilities in foreign currencies with investments in the same currencies;

•	changes in accounting principles or policies or in our application of such accounting principles or policies;

•	changes in the political environment of certain countries in which we operate or underwrite business;

•
a disruption caused by cyber-attacks or other technology breaches or failures on us or our business partners and service providers, which could negatively impact our business and/or expose us to litigation;

•
statutory or regulatory developments, including as to tax matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/ or changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers, including the Tax Cuts and Jobs Act of 2017; and

•
the other matters set forth under ITEM 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2019, “ITEM 1A—Risk Factors” of the Form 10-Q for the quarter ended March 31, 2020 as well as the other factors set forth in our other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can inspect these materials at the offices of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.
The SEC allows us to “incorporate by reference” information into this prospectus supplement in addition to the information incorporated by reference in the accompanying prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. This information incorporated by reference is considered part of this prospectus supplement, except to the extent that the information is superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference

•	our Annual Report on Form 10-K for the year ended December 31, 2019, including the sections of our Definitive Proxy Statement on Schedule 14A filed on March 27, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020; and

•	our Current Reports on Form 8-K filed on March 2, 2020, April 27, 2020, May 13, 2020 and May 15, 2020.
We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of this prospectus supplement and the earlier of the termination of this offering and the time that all of the notes offered hereby are sold. The information contained in any of these documents will be considered part of this prospectus supplement from the date these documents are filed.
We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
If you would like to receive a copy of any document incorporated by reference into this prospectus supplement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus supplement), you should call or write to Arch Capital Group Ltd., Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda, Attention: Secretary (telephone (441) 295-1422). We will provide these documents, without charge, by first class mail.

PROSPECTUS
ARCH CAPITAL GROUP LTD.
Common Shares, Preference Shares, Unsecured Debt Securities, Depositary Shares Representing Preference Shares or Common Shares, Warrants to Purchase Common Shares, Preference Shares or Debt Securities, Share Purchase Contracts and Share Purchase Units
ARCH CAPITAL GROUP (U.S.) INC.
Preferred Stock Fully and Unconditionally Guaranteed by Arch Capital Group Ltd. and Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.
ARCH CAPITAL FINANCE LLC
Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

The following are types of securities that may be offered and sold from time to time under this prospectus:

•
Arch Capital Group Ltd. common shares, preference shares, unsecured debt securities, depositary shares representing preference shares or common shares, warrants to purchase common shares, preference shares or debt securities, share purchase contracts and share purchase units

•
Arch Capital Group (U.S.) Inc. preferred stock fully and unconditionally guaranteed by Arch Capital Group Ltd., unsecured debt securities fully and unconditionally guaranteed by Arch Capital Group Ltd.

•	Arch Capital Finance LLC unsecured debt securities fully and unconditionally guaranteed by Arch Capital Group Ltd.
In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, Arch Capital Group Ltd. common shares.
This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. A prospectus supplement will describe the securities Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc., Arch Capital Finance LLC and/or the applicable selling shareholder are offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

•	Aggregate principal amount

•	Issue price

•	Denomination

•	Currency or composite currency

•	Maturity

•	Interest rate

•	Dividend rate

•	Sinking fund terms

•	Ranking

•	Redemption terms

•	Conversion terms

•	Listing on a securities exchange

•	Amount payable at maturity

•	Liquidation preference
The prospectus supplement may also supplement or update information contained in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Arch Capital Group Ltd. common shares are traded on the Nasdaq Global Select Market under the symbol “ACGL.”
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 1 AND ANY SIMILARLY ENTITLED SECTION IN ANY PROSPECTUS SUPPLEMENT.
The date of this prospectus is November 3, 2017.

_________________
We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

ARCH CAPITAL GROUP LTD.
Arch Capital Group Ltd. (“Arch Capital”) is a Bermuda public company limited by shares and provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Arch Capital’s principal executive office is located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08 Bermuda (telephone number: (441) 278-9250). Additional information about Arch Capital may be found over the Internet at our website at http://www.archcapgroup.com. The information on or accessible from our website is not a part of this prospectus and is not incorporated by reference herein.
You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
ARCH CAPITAL GROUP (U.S.) INC.
Arch Capital Group (U.S.) Inc. (“Arch U.S.”) is a Delaware corporation. Arch U.S. is a wholly-owned subsidiary of Arch Capital. Arch U.S. is a holding company for the U.S.-based insurance and reinsurance operations of Arch Capital. Its principal executive office is located at Harborside Financial Center, 300 Plaza Three, 3rd Floor, Jersey City, NJ 07311 (telephone number: (201) 743-4000).
ARCH CAPITAL FINANCE LLC
Arch Capital Finance LLC (“Arch Finance”) is a Delaware limited liability company. Arch Finance is a wholly-owned subsidiary of Arch U.S. and has no business activities. Its principal office is located at 360 Hamilton Avenue, Suite 600, White Plains, NY 10601 (telephone number: (914) 872-3600).
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Arch Capital, Arch-U.S. and Arch Finance (collectively, the “issuers”) have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, each of the issuers may sell securities described in this prospectus, and selling shareholders may sell Arch Capital common shares, in one or more offerings. This prospectus provides you with a general description of the securities that an issuer and/or selling shareholders, may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding the issuers and the offered securities, please refer to the registration statement. Each time an issuer or one or more selling shareholders sells securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. The prospectus supplement may also add, update and change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with the statements made in this prospectus, the statement made in this prospectus will be deemed modified or superseded by the statement made in such prospectus supplement. You should read this prospectus, any prospectus supplement and any applicable pricing supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” before you invest in our securities.
In this prospectus, unless the context requires otherwise, “we,” “us,” “our” and “the Company” refer to Arch Capital and its subsidiaries (and do not include any selling shareholders).
RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS
The ratio of earnings to fixed charges of Arch Capital for each of the periods set forth below is as follows:

	Nine Months Ended September 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	4.8x	10.0x	8.5x	13.2x	24.6x	16.9x
Ratio of earnings to fixed charges and preference share dividends(2)	3.7x	7.7x	6.6x	10.0x	14.8x	9.7x

(1)
For purposes of determining the ratio of earnings to fixed charges, (i) “earnings” consists of (a) income before income taxes, extraordinary item and cumulative effect of accounting change, minus (b) equity in net income (loss) of investees, plus (c) fixed charges and (ii) “fixed charges” consists of (a) interest and amortization on indebtedness, plus (b) estimate of interest component within rental expense net of sublease income.

(2)
For purposes of determining the ratio of earnings to fixed charges and preference share dividends, (i) “earnings” consists of (a) income before income taxes, extraordinary item and cumulative effect of accounting change, minus (b) equity in net income (loss) of investees, plus (c) fixed charges and (ii) “fixed charges and preference share dividends” consists of (a) interest and amortization on indebtedness, plus (b) estimate of interest component within rental expense net of sublease income, plus (c) dividends declared on our Preferred Shares, including dividends

USE OF PROCEEDS
Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.
We will not receive any of the proceeds from the sale of Arch Capital common shares by selling shareholders.
DESCRIPTION OF ARCH CAPITAL SHARE CAPITAL
The authorized share capital of Arch Capital consists of 600,000,000 common shares, par value U.S. $0.0033 per share, and 50,000,000 preference shares, par value U.S. $0.01 per share.
Common Shares
General
The following description of Arch Capital’s common shares is a summary. This summary is not complete and is subject to the complete text of applicable laws and Arch Capital’s memorandum of association and bye-laws.
Holders of the common shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding up of Arch Capital, the holders of common shares are entitled to share equally and ratably in the assets of Arch Capital, if any, remaining after the payment of all debts and liabilities of Arch Capital and the liquidation preference of any outstanding preference shares. All outstanding common shares are fully paid and non-assessable. The board of directors of Arch Capital, which we refer to as “the board,” is permitted to authorize the issuance of additional common shares. Issuances of common shares are subject to the applicable rules of the Nasdaq Global Select Market or other organizations on whose systems Arch Capital’s common shares may then be quoted or listed.
Transfer Agent
American Stock Transfer & Trust Company is the transfer agent and registrar of Arch Capital’s common shares.

Dividends
Holders of Arch Capital’s common shares are entitled to participate equally in dividends when the board declares dividends on common shares out of funds legally available for dividends. The rights of holders of Arch Capital’s common shares to receive dividends are subject to the preferences of holders of Arch Capital’s preference shares, including Arch Capital’s issued and outstanding preference shares, which require that no dividends may be paid on or with respect to Arch Capital’s common shares prior to the declaration and payment of a dividend with respect to such preference shares.
Liquidation Rights
In the event of a liquidation, dissolution, or winding up of Arch Capital, the holders of common shares have a right to a ratable portion of assets remaining after the payment of all debts and liabilities of Arch Capital, if any, and the liquidation preference of any outstanding preference shares, plus any declared and unpaid dividends thereon, before any distribution is made on any common shares.
Voting Limitation
Under Arch Capital’s bye-laws, if the votes conferred directly or indirectly or by attribution, by Arch Capital’s shares directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.
There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of bye-law 45 because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of Arch Capital’s bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the board may make such final adjustments to the aggregate number of votes conferred directly or indirectly or by attribution by the shares directly or indirectly or constructively owned by any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all Arch Capital’s shares entitled to vote generally at an election of directors.
In order to implement bye-law 45, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.
Preference Shares
General
The following summary of terms of Arch Capital’s preference shares is not complete. You should refer to the provisions of Arch Capital’s memorandum of association and bye-laws and the terms of each class or series of the preference shares which will be filed with the SEC at or prior to the time of issuance of such class or series of preference shares and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preference shares.
Arch Capital’s bye-laws allow the board to authorize the issuance of preference shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting (which will be subject to the limitations described above under “Common Shares—Voting Limitation”), redemption, conversion rights and otherwise.
Issuances of preference shares are subject to the applicable rules of the Nasdaq Global Select Market, the New York Stock Exchange or other organizations on whose systems Arch Capital’s preference shares may then be quoted or listed. Depending upon the terms of preference shares established by the board, any or all series of preference shares could have preferences over the common shares with respect to dividends and other distributions and upon liquidation of Arch Capital.

Issuance of any such shares with voting powers, or issuance of additional shares of common shares, would dilute the voting power of the outstanding common shares.
Terms
The specific terms of each series of preference shares offered pursuant to any prospectus supplement will be described in the applicable prospectus supplement related to such series of preference shares.
DESCRIPTION OF ARCH CAPITAL DEBT SECURITIES
General
We may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture is, and the subordinated indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture sets forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
Terms
The debt securities will be Arch Capital’s unsecured obligations.
The senior debt securities will rank equal in right of payment with all Arch Capital’s other unsecured and unsubordinated indebtedness.
The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all Arch Capital’s senior indebtedness.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto.
DESCRIPTION OF ARCH CAPITAL DEPOSITARY SHARES
General
We may, at our option, elect to offer depositary shares, each consisting of one or more, or a specified fraction, of a common share or a preference share of a particular series. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.
The specific terms of the depositary shares offered by any prospectus supplement, will be described in the applicable prospectus supplement related to such depositary shares.
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE
COMMON SHARES OR PREFERENCE SHARES
We may issue common share warrants or preference share warrants (collectively, “share warrants”) independently or together with any securities offered by any prospectus supplement and such common share warrants or preference share warrants may be attached to or separate from such securities.
The specific terms of each series of share warrants offered by any prospectus supplement will be described in the applicable prospectus supplement related to such share warrants.

DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE DEBT SECURITIES
We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.
The specific terms of each series of debt warrants offered by any prospectus supplement will be described in the applicable prospectus supplement related to such debt warrants.
Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in such indenture.
DESCRIPTION OF ARCH CAPITAL
SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS
We may issue share purchase contracts, representing contracts obligating the holders thereof to purchase from us, and for us to sell to such holders, or obligating the holders thereof to sell to us, and for us to purchase from such holders, a fixed or varying number of common shares or preference shares at a future date or dates. The price per share may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more share purchase contracts and any one or more of:
(1)    debt securities of Arch Capital (which may be senior or subordinated);
(2)    debt securities of Arch U.S. (which may be senior or subordinated), fully and unconditionally guaranteed by Arch Capital;
(3)    senior debt securities of Arch Finance, fully and unconditionally guaranteed by Arch Capital;
(4)    preference shares of Arch Capital;
(5)    preference shares of Arch U.S., fully and unconditionally guaranteed by Arch Capital; or
(6)    debt or equity obligations of third parties, including U.S. Treasury securities.
The specific terms of the share purchase contract offered by any prospectus supplement will be described in the applicable prospectus supplement related to such share purchase contracts.
DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. PREFERRED STOCK
General
In this section, references to “Arch U.S.” refer solely to Arch Capital Group (U.S.) Inc. and not its subsidiaries.
The following summary of terms of Arch U.S.’s preferred stock is not complete. You should refer to the provisions of Arch U.S.’s certificate of incorporation and by-laws, the Delaware General Corporation Law and the terms of each class or series of the preferred stock which will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock.

Under Arch U.S.’s certificate of incorporation, Arch U.S.’s board of directors is authorized to issue shares of preferred stock in one or more series, and may fix the terms of those shares, including as to the number of shares to be included in the series, the designation, powers, preferences and rights of the shares of the series and the qualifications, limitations or restrictions of such series.
As of the date of this prospectus, Arch U.S. is authorized to issue up to 1,000 shares of preferred stock, par value $0.01 per share.
The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Arch U.S.’s board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.
Terms
The specific terms of each series of preferred stock offered by any prospectus supplement will be described in the applicable prospectus supplement related to such preferred stock.
Guarantee
Payment of the guarantee payments in respect of the preferred stock will be fully and unconditionally guaranteed on an unsecured basis by Arch Capital. The guarantee will be an unsecured obligation of Arch Capital and will rank (i) subordinate and junior in right of payment, and subject, to all liabilities of Arch Capital, except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock or preference shares now or hereafter issued by Arch Capital and with any guarantee now or hereafter entered into by Arch Capital in respect of any of the most senior preferred stock or preference stock of any affiliate of Arch Capital, and (iii) senior to all common shares now or hereafter issued by Arch Capital.
DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. UNSECURED DEBT SECURITIES
In this section, references to “Arch U.S.” refer solely to Arch Capital Group (U.S.) Inc. and not its subsidiaries.
Arch U.S. may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture is, and the subordinated indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture sets forth the specific terms of any series of debt securities or provides that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement related thereto.
The debt securities will be fully and unconditionally guaranteed by Arch Capital, as the guarantor.
DESCRIPTION OF ARCH CAPITAL FINANCE LLC UNSECURED DEBT SECURITIES
Arch Finance may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt indenture has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior debt indenture is subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under the indenture is unlimited and the indenture sets forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement related thereto.

The debt securities will be fully and unconditionally guaranteed by Arch Capital, as the guarantor.
SELLING SHAREHOLDERS
To the extent that this prospectus is used by any selling shareholder to resell any Arch Capital common shares, information with respect to the selling shareholder will be contained in a supplement to this prospectus.
PLAN OF DISTRIBUTION
We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.
Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement relating to any offering of securities by us will set forth its offering terms, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from such sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by us within this prospectus.
If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or real-lowed or paid to dealers may be changed from time to time.
Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the accompanying prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to any conditions set forth in the accompanying prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of these con-tracts. The underwriters and other persons soliciting these contracts will have no responsibility for the validity or performance of any such contracts.
Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution by us to payments they may be required to make in respect thereof.

Certain of the underwriters, agents or dealers and their associates may engage in transactions with and perform services for us in the ordinary course of business.
Arch Capital’s common shares are quoted on Nasdaq Global Select Market under the symbol “ACGL.” Securities of any of the issuers may be listed on one or more securities exchanges from time to time. Unless we state otherwise in the applicable prospectus supplement, we do not intend to apply for listing of the other securities on any securities exchange or other stock market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Accordingly, we give you no assurance as to the development or liquidity of any trading market for the securities.
WHERE YOU CAN FIND MORE INFORMATION
Arch Capital
Arch Capital is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Arch Capital. You can inspect and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.
Arch Capital Group (U.S.) Inc.
Arch U.S. is not currently subject to the information reporting requirements of the Exchange Act. Arch U.S. is a wholly-owned subsidiary of Arch Capital. Any future issuances of preferred stock or debt securities of Arch U.S. will be fully and unconditionally guaranteed by Arch Capital. See “Description of Arch Capital Group (U.S.) Inc. Preferred Stock” and “Description of Arch Capital Group (U.S.) Inc. Unsecured Debt Securities.”
Arch Capital Finance LLC
Arch Finance is not currently subject to the information reporting requirements of the Exchange Act. Arch Finance is a wholly-owned subsidiary of Arch Capital. Any future issuances of debt securities of Arch Finance will be fully and unconditionally guaranteed by Arch Capital. See “Description of Arch Capital Finance LLC Unsecured Debt Securities.”
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows Arch Capital to “incorporate by reference” information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by Arch Capital with the SEC and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Annual report on Form 10-K for the year ended December 31, 2016.

•	Quarterly reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017, and September 30, 2017.

•
Current report on Form 8-K filed on January 6, 2017 (Items 2.01 and 9.01 (only as it relates to Item 2.01) only), January 9, 2017, January 10, 2017 (Items 2.01 and 9.01 (only as it relates to Item 2.01) only), February 27, 2017 (Items 5.02 and 8.01 only), May 5, 2017, June 6, 2017, June 8, 2017, June 12, 2017, June 14, 2017, June 19, 2017, July 5, 2017 and August 16, 2017, August 17, 2017, August 25, 2017, September 19, 2017 (Items 5.02 and 9.01 (only as it relates to Item 5.02) only) and September 22, 2017 (Items 5.02 and 9.01 (only as it relates to Item 5.02) only).

•
The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 2002 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

•
The description of our outstanding 6.75% Non-Cumulative Preference Shares, Series C, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on April 4, 2012 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

•
The description of our outstanding 5.25% Non-Cumulative Preferred Shares, Series E, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on September 29, 2016 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

•
The description of our outstanding 5.45% Non-Cumulative Preferred Shares, Series F, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on August 14, 2017, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Arch Capital is also incorporating by reference the information contained in all other documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of an offering shall be deemed to be incorporated by reference into this prospectus. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.
If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or an issuer’s constitutional documents, you should call or write to Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08 Bermuda, Attention: Secretary (telephone (441) 278-9250). Arch Capital will provide these documents, without charge, by first class mail.
None of the issuers has authorized anyone to give any information or make any representation about an issuer that is different from, or in addition to, that contained in this prospectus or in any of the materials that the issuers have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus or any other written or oral statements made by or on behalf of us may include forward- looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in our periodic reports filed with the SEC.
All subsequent written and oral forward‑looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in our periodic reports filed with the SEC. We undertake no obligation to publicly update or revise any forward‑looking statement, whether as a result of new information, future events or otherwise.

LEGAL MATTERS
Certain legal matters with respect to the securities will be passed upon for the issuers by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to the securities under the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Arch Capital for the year ended December 31, 2016, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the United Guaranty Corporation acquired on December 31, 2016, and the audited historical financial statements of United Guaranty Corporation included on Exhibit 99.1 of Arch Capital’s Current Report on Form 8-K dated January 6, 2017, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Arch Capital for the three-month periods ended March 31, 2017 and 2016, the three-month and six-month periods ended June 30, 2017 and 2016, and the three-month and nine-month periods ended September 30, 2017 and 2016, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2017, August 4, 2017, and November 3, 2017, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because these reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.
ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS
We are a Bermuda company. In addition, certain of our directors and officers, as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws. However, investors may serve Arch Capital with process in the United States with respect to actions against us arising out of or in connection with violations of United States federal securities law relating to offers and sales of securities covered by this prospectus by serving National Registered Agents, Inc., 440 9th Avenue, 5th floor, New York, New York 10001, its United States agent irrevocably appointed for that purpose.
We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman Limited that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda; provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

ARCH CAPITAL GROUP LTD.
Common Shares, Preference Shares, Unsecured Debt Securities, Depositary Shares Representing Preference Shares or Common Shares, Warrants to Purchase Common Shares, Preference Shares or Debt Securities, Share Purchase Contracts and Share Purchase Units

ARCH CAPITAL GROUP (U.S.) INC.
Preferred Stock Fully and Unconditionally Guaranteed by Arch Capital Group Ltd. and Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

ARCH CAPITAL FINANCE LLC
Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

The date of this prospectus is November 3, 2017.

The date of this prospectus supplement is , 2020.